As filed with the Securities and Exchange Commission on March 31, 1994
                               Registration Statement No. 33-52649 and
									                                              No. 33-52649-01
     ---------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                               ________________________

                        PRE-EFFECTIVE AMENDMENT NO.     2

                                          TO

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933
                               ________________________

              ConAgra, Inc.                ConAgra Capital, L.C.
     (Exact name of registrant          (Exact name of coregistrant
     as specified in its charter)       as specified in its charter)
              Delaware                              Iowa
     (State or other jurisdiction of    (State of other jurisdiction of
     incorporation or organization)     incorporation or organization)
             47-0248710                         Applied For
          (I.R.S. Employer                    (I.R.S. Employer
          Identification No.)                 Identification No.)


                                  One ConAgra Drive
                             Omaha, Nebraska  68102-5001
                                    (402) 595-4000
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                    Stephen L. Key
                 Executive Vice President and Chief Financial Officer
                                    ConAgra, Inc.
                                  One ConAgra Drive
                             Omaha, Nebraska  68102-5001
                                    (402) 595-4000
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)
                                ______________________
                                      Copies to:

     David L. Hefflinger                          John M. Brandow
     McGrath, North, Mullin & Kratz, P.C.         Davis Polk & Wardwell
     Suite 1400                                   450 Lexington Avenue
     One Central Park Plaza                       New York, NY 10017
     Omaha, NE  68102















                   SUBJECT TO COMPLETION DATED APRIL __, 1994
     PROSPECTUS SUPPLEMENT
     (To Prospectus Dated April    , 1994)

                            ________ Preferred Securities
                                                   [ConAgra logo]
                                ConAgra Capital, L.C.

                    ___% Series A Cumulative Preferred Securities
                      (liquidation preference $25 per security)
                          guaranteed on a subordinated basis
                          to the extent set forth herein by

                                    ConAgra, Inc.

                                    -------------

          The % Series A Cumulative Preferred Securities (the "Series A Preferred Securities") offered hereby are being issued by ConAgra Capital, L.C., a limited liability company organized under the laws of Iowa
     ("ConAgra  Capital"      or  the  "Company").       ConAgra  Capital is  an
     indirectly wholly-owned finance subsidiary of ConAgra, Inc. ("ConAgra").

          The payment of dividends, if and to the extent declared out of moneys held by ConAgra Capital and legally available therefor, and payments on liquidation or redemption with respect to the Series A Preferred Securities are guaranteed on a subordinated basis by ConAgra to the extent described herein. The Series A Preferred Securities will entitle holders to receive cumulative preferential cash dividends, at an annual rate of _______% of the liquidation preference of $25 per security, accruing from ________________, 1994, and payable monthly in arrears on the last day of each calendar month of each year, commencing _______________, 1994.

          The Series A Preferred Securities are redeemable, at the option of ConAgra Capital (with ConAgra's consent), in whole or in part, from time to time, on or after ____________, 1999 at $25 per security plus accumulated and unpaid dividends to the date fixed for redemption (the "Applicable Price"), and will be redeemed at such price from the proceeds of any permanent repayment of ConAgra Capital's loan to ConAgra of the proceeds from the sale of the Series A Preferred Securities offered hereby. ConAgra may at any time after a Tax Event (as defined herein) cause ConAgra Capital
     (i) to exchange the Series A Preferred Securities for Series A Debentures having an aggregate principal amount and accrued and unpaid interest equal to the Applicable Price and an interest rate thereon equal to the dividend rate on the Series A Preferred Securities or (ii) in certain circumstances relating to the non-deductibility of interest on the Series A Debentures, to redeem the Series A Preferred Securities at the Applicable Price. If the Series A Preferred Securities are exchanged for Series A Debentures, ConAgra has agreed to use its best efforts to have the Series A Debentures listed on the same exchange on which the Series A Preferred Securities are listed. See "Certain Terms of the Series A Preferred Securities" and "Description of the Preferred Securities--Redemption".















          In the event of the liquidation of ConAgra Capital, holders of Series A Preferred Securities then outstanding will be entitled to receive for each such Preferred Security a liquidation preference of $25 plus accumulated and unpaid dividends to the date of payment, subject to certain
     limitations.   Prior to               ,  1999, payment  of such liquidation
     preference shall be made by distributing to each holder of Series A Preferred Securities one or more Series A Debentures having an aggregate principal amount and accrued and unpaid interest equal to such liquidation preference. See "Certain Terms of the Series A Preferred Securities" and "Description of the Preferred Securities - Liquidation Distribution".

          For a description of the various contractual backup undertakings of ConAgra relating to the Preferred Securities, see "Description of the Preferred Securities - Miscellaneous", "Description of the Guarantee", "Certain Terms of the Series A Debentures" and "Description of the Debentures" herein.

          The Series A Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
                           ________________________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                          SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
                    OR THE     ACCOMPANYING PROSPECTUS.       ANY
                           REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.


                                               Underwriting
                                Price to       Discounts and      Proceeds to
                                Public (1)    Commissions (2)       Company
                                                                   (1)(3)(4)

      Per Preferred               $25.00            (3)              $25.00
      Security ...

      Total (4)(5)              $___________        (3)          $_____________
      .............

          (1) Plus accrued dividends, if any, from ____________, 1994.
          (2) ConAgra Capital and ConAgra have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
















          (3) Because the proceeds of the sale of the Series A Preferred Securities will be loaned to ConAgra, ConAgra has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the loan of such proceeds $____________ per Series A Preferred Security (or $______________ in the aggregate); provided that such compensation will be $_________ per Series A Preferred Security sold to certain institutions. Therefore, to the extent that Series A Preferred Securities are sold to such institutions, the actual amount of Underwriters' Compensation will be less than the amount specified in the preceding sentence. See "Underwriting".
          (4) Expenses of the offering, which are payable by ConAgra, are estimated to be $_________________.

          (5)  ConAgra Capital  has granted      the       Underwriters  an
               option  to purchase up to                additional Series A
               Preferred Securities     on the same terms and conditions as
               set forth  above       solely to  cover over-allotments,  if
               any.  If      such       option  is exercised  in full,  the
               total  Price  to  Public,  Underwriters'  Compensation   and
               Proceeds to ConAgra Capital will be $           , $
               ,  and $             ,  respectively.     See "Underwriting"


                                    -------------

               The Series A Preferred Securities offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates for the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust
          Company on or about                  , 1994.
                                    -------------
          Smith Barney Shearson Inc.                    Merrill Lynch & Co.

                               Bear, Stearns & Co. Inc.
                              Dean Witter Reynolds Inc.
                              A.G. Edwards & Sons, Inc.
                                 Goldman, Sachs & Co.
                                   Lehman Brothers
                          Morgan Stanley & Co. Incorporated
                               PaineWebber Incorporated
                          Prudential Securities Incorporated
                                 Salomon Brothers Inc

                         , 1994



















               IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.




                                       CONAGRA

               ConAgra is a  diversified food company operating  across the
          food chain in three industry segments:   Agri-Products, Trading &
          Processing, and Prepared Foods.

               In the Agri-Products segment, ConAgra is a leading distributor of crop protection chemicals. ConAgra also formulates pesticides, produces animal health care products and markets animal health care products by direct mail. ConAgra is a producer of formula feed and feed additives; a distributor, merchandiser, and marketer of fertilizer; and a specialty retailer with over 200 farm stores and fabric and crafts stores located principally in agricultural areas.

               In the Trading & Processing segment, ConAgra is a leading U.S. flour miller. ConAgra also mills oats and dry corn; manufactures brewers malt; packages private label flour, corn meal, and mixes; markets specialty food ingredients; and merchandises feed ingredients. ConAgra is a worldwide trader of grain, oilseeds, fertilizer, edible beans and peas, sulfur, wool and other commodities. ConAgra has processing and/or trading operations in Canada, Australia, Europe, Asia and Latin America as well as in the U.S.

               In the Prepared Foods segment, ConAgra is a leading producer and marketer of frozen prepared foods, shelf-stable prepared foods, fresh red meats, branded processed red meats, chicken and turkey products, seafood products, cheese and other dairy products and potato products. ConAgra markets steaks and other premium food products by direct mail and manufactures and markets pet accessories and home sewing products. ConAgra's prepared food brands include Armour, Chun King Frozen, Banquet, Healthy Choice, Kid Cuisine, Country Pride, Country Skillet, Monfort, Pfaelzer, Longmont, Morton, Patio, Taste O'Sea, Decker, Armour Classics, Golden Star, Webber Farms, World's Fare, Cook's, Singleton, Hunt's, Wesson, Manwich, Orville Redenbacher's, Peter Pan, Snack Pack, Swiss Miss, La Choy, Rosarita, Gebhardt,
          Butterball, Swift Premium, Eckrich, Treasure Cave, County Line, Reddi-Wip and Act II.
















                             CONAGRA CAPITAL   ,     L.C.

               ConAgra   Capital,   an  indirectly   wholly-owned   finance
          subsidiary of ConAgra, is a limited liability company organized under the laws of Iowa. ConAgra Capital's principal executive offices are presently located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000. The principal executive offices of the Managing Members (as defined in the Prospectus) of ConAgra Capital are presently located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000. ConAgra indirectly owns all of the common interests ("Common Securities") of ConAgra Capital, which Common Securities are nontransferable. The ConAgra subsidiaries that hold the Common Securities have unlimited liability for the debts, obligations and liabilities of ConAgra Capital. ConAgra Capital exists solely for the purpose of issuing preferred and common securities and lending the proceeds from the issuance thereof to ConAgra.

               Financial statements of ConAgra Capital will be made available to the holders of the Series A Preferred Securities as soon as practicable after the end of ConAgra Capital's fiscal year.


                          CERTAIN INVESTMENT CONSIDERATIONS

               Prospective purchasers of Series A Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the Prospectus and should particularly consider the following matters:

                    ConAgra's   obligations   under   the   Guarantee   are
               subordinate and junior in right of payment to all other liabilities of ConAgra and its obligations under the Subordinated Indenture are subordinate and junior in right of payment to all Senior Indebtedness (as defined) of ConAgra. As of November 28, 1993, ConAgra had approximately $5,036.2 million of Senior Indebtedness outstanding (inclusive of current installments and short-term notes payable). See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Debentures -- Subordination" in the Prospectus.

                    ConAgra has  the right under the Series A Debentures to
               extend interest payment periods for up to 18 months, and, as a consequence, monthly dividends on the Series A Preferred Securities can be deferred by ConAgra Capital (but will continue to accumulate) during any such extended interest payment period. If ConAgra exercises this right, ConAgra may not declare dividends on any shares of its preferred or common stock, and therefore, the extension of a payment period is, in the view of the ConAgra Capital and ConAgra, remote. See "Description of the Debentures -- Interest" in














               the Prospectus.       In addition, if  ConAgra Capital fails
               to pay dividends on the Series A Preferred Securities for 18 consecutive monthly dividend periods, the holders of a majority of the Series A Preferred Securities, together with the holders of any other preferred securities in ConAgra Capital having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled to appoint a trustee to enforce ConAgra Capital's rights under the Series A Debentures against ConAgra, enforce ConAgra's obligations under the Guarantee and pay dividends on the Series A Preferred Securities. See "Description of Preferred Securities -- Voting Rights" in the Prospectus.

                    Should  an  extended  interest  payment  period  occur,
               beneficial owners of Series A Preferred Securities will be required to include interest accruing on the Series A Debentures in gross income for U.S. federal income tax purposes in advance of the receipt of cash, and any beneficial owners who dispose of Series A Preferred Securities prior to the record date for payment of dividends following such period will have included such interest in gross income but will not receive cash related thereto from ConAgra Capital or ConAgra. See "Certain United States Federal Income Tax Consequences -- Potential Extension of Payment Period" in the Prospectus.



                          SELECTED FINANCIAL DATA OF CONAGRA

               The financial information  set forth below has  been derived from the audited and unaudited consolidated financial statements of ConAgra. The information should be read in connection with, and is qualified in its entirety by reference to, ConAgra's financial statements and notes thereto incorporated by reference herein. The interim data reflect all adjustments, consisting of only normal recurring adjustments, which, in the opinion of the management of ConAgra, are necessary to present fairly such information for the interim periods. The results of operations for the six month periods presented are not necessarily indicative of the results expected for a full year or any other interim period.


                             Six Months Ended           For the Fiscal Year Ended
                                 November                     May
                             1993        1992       1993       1992      1991(1)
                                 (amounts in millions, except ratio data)
















   Income statement
   data:
    Net sales              $12,042.5   $11,080.4  $21,519.1  $21,219.0  $20,177.4
    Costs of goods sold     10,555.5     9,622.5   18,640.4   18,195.0   17,449.0
    Selling,
   administrative &          1,026.9     1,006.6    2,014.3    2,136.3    1,874.9
     general expense
    Interest expense           127.6       142.3      258.4      317.5      309.8
    Equity in earnings           3.5                   25.4       17.5       13.0
   of affiliates                            14.2
    Income before
   income taxes and
     cumulative effect         336.0       323.2      631.4      587.7      556.7
   of accounting
     change
    Income taxes               134.4       125.9      239.9      215.3      224.7
    Net income before
   cumulative effect           201.6       197.3      391.5      372.4      332.0
     of accounting
   change
    Cumulative effect
   of accounting                   -     (121.2)    (121.2)          -          -
     change(2)
    Net income                 201.6        76.1      270.3      372.4      332.0
    Less preferred              12.0        12.0       24.0       24.5       19.5
   dividends
    Net income
   available to common      $  189.6   $    64.1  $   246.3   $  347.9  $   312.5
     stock

   Balance sheet data
   at period end:
    Cash and cash            $  75.3     $ 146.7    $ 257.0    $ 354.8     $721.9
   equivalents
    Working capital            162.3       478.0      214.1      289.9      352.2
    Property, plant and      2,492.5     2,278.8    2,388.2    2,276.8    2,215.4
   equipment, net
    Total assets            11,974.3    11,292.5    9,988.7    9,758.7    9,852.4
    Short-term notes
   payable and current       2,912.3     2,316.6      710.1      390.3      810.6
     installments of
   long-term debt
    Senior long-term         1,357.9     1,576.4    1,393.2    1,694.4    1,886.8
   debt
    Subordinated debt          766.0       730.0      766.0      430.0      430.0
    Preferred shares
   subject to mandatory        355.9       355.9      355.9      356.0      356.1
     redemption

    Common                   2,057.0     2,146.5    2,054.5    2,232.3    1,933.2
   stockholders' equity

       Other data:















    Capital                  $ 155.9     $ 133.4    $ 341.0    $ 369.6    $ 414.9
   expenditures
    Depreciation and           185.3       171.3      348.7      319.3      285.2
   amortization
    Ratio of earnings
   to combined fixed            2.7x        2.5x       2.5x       2.2x  2.2x
     charges and
   preferred stock
   dividends

  (1)     In  August  1990 Beatrice  Company became  a wholly-owned  subsidiary of
  ConAgra.
  (2) One-time cumulative effect of change in accounting for nonpension postretirement benefits.


                                 RECENT DEVELOPMENTS
               On March 22, 1994, ConAgra, Inc. reported record earnings for fiscal year 1994's third quarter and first nine months ended February 27, 1994.

               Fiscal 1994 third quarter earnings per share rose 16 percent to 43 cents from 37 cents in last year's third quarter. Net income was up 14 percent to $103.7 million from $91.1 million. Pretax earnings increased 21 percent to $171.1 million from $141.4 million. Net sales gained 10 percent to $5.58 billion from $5.06 billion.

               Fiscal 1994 nine month earnings per share grew 9 percent to $1.26 from $1.16 in last year's first nine months. Net income increased 6 percent to $305.3 million from $288.4 million. Pretax earnings rose 9 percent to $507.1 million from $464.6 million. Net sales were up 9 percent to $17.62 billion from $16.14 billion. The fiscal 1993 nine month figures exclude the one-time cumulative effect of a required accounting change.

               In ConAgra's largest industry segment, prepared foods, operating profit increased in fiscal 1994's third quarter and was up in the first nine months of the year.

               The consumer frozen foods business registered third quarter and nine month earnings growth highlighted by unit volume gains and profit improvement in the Healthy Choice product line. Helped by good unit volume growth in the third quarter, Hunt-Wesson's operating profit increased in the quarter and first nine months.

               Branded packaged meats operating profit rose in the third quarter and was ahead of last year through the first nine months. The diversified products businesses posted third quarter and nine month earnings gains, led by profit growth in the Lamb-Weston potato processing business.














               Improvement in pork and beef products margins pushed fresh red meat third quarter operating profit ahead of last year's depressed results; nine month earnings were also up.

               Operating profit was down in chicken and turkey products in the third quarter. Through nine months, total poultry products operating profit was up modestly as strong first half results in chicken products more than offset a downturn in turkey products.

               In ConAgra's trading and processing industry segment, operating profit decreased slightly in the third quarter and was down through nine months. Grain processing operating profit increased in both periods. Operating profit in the trading businesses and offshore operating businesses was down in both periods.

               In ConAgra's agri-products segment, operating profit decreased in the third quarter and first nine months. The largest agri-products business, crop protection chemicals, increased third quarter operating profit, was down slightly through nine months and is expected to be up for the full year. Fertilizer operating profit was up slightly in both periods, and specialty retailing earnings were down in both periods.

               ConAgra increased its interest in Australia Meat Holdings Pty Ltd. (AMH) from 50 percent to approximately 90 percent effective as of the beginning of fiscal year 1994. Consolidating AMH's results contributed to the third quarter and nine month drop in equity in earnings of affiliates versus fiscal 1993 when ConAgra's share of AMH's earnings was included in equity in earnings of affiliates. AMH also was a major source of the net sales increase in fiscal 1994's third quarter and first nine months and a contributor to nine month operating profit growth.

               Lower equity in earnings of affiliates also was a cause of the increase in ConAgra's nine month effective tax rate from 37.9 percent in fiscal 1993 to 39.8 percent in fiscal 1994. Weighted average shares outstanding decreased in fiscal 1994's third quarter and first nine months as a consequence of share repurchase programs last year and this year.

               ConAgra adopted statement of financial accounting standards No. 106 in fiscal 1993. Adopting the standard caused a non-cash one-time cumulative adjustment of $121.2 million after tax or 52 cents per share applied to fiscal 1993's first quarter. Including the adjustment, fiscal 1993 nine month net income and earnings per share were $167.2 million and 64 cents.


                                   USE OF PROCEEDS

               Based on the offering price of $25.00 per Series A Preferred Security, the proceeds from the offering (prior to deducting
          Underwriters'  Compensation  and  estimated  expenses)  will   be














          $___________ ($___________ if the overallotment option is exercised in full). The proceeds from the sale of the Series A Preferred Securities will be loaned to ConAgra to be used for general corporate purposes, including the reduction of outstanding borrowings under short-term credit facilities. Accordingly, ConAgra has agreed to pay the Underwriters' Compensation to the Underwriters, as set forth in Note (3) on the cover page of this Prospectus Supplement.

                                    CAPITALIZATION

               The following table sets forth the unaudited summary of short-term obligations and capitalization of ConAgra and its consolidated subsidiaries at November 28, 1993 and as adjusted to give effect to the sale of the Series A Preferred Securities offered hereby and the application of the proceeds therefrom as described under "Use of Proceeds" herein. The table should be read in conjunction with ConAgra's consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.


                                                November 28, 1993
                                           ____________________________
                                           Actual           As Adjusted
                                                (in millions)

          Short-term obligations
           (including notes payable
           and current installments
           of long-term debt) ........      $2,912.3          $
                                            --------          --------
                                            --------          --------

          Senior long-term debt
           (excluding current
           installments) .............      $1,357.9          $1,357.9

          Subordinated debt ..........         766.0             766.0

          Preferred securities of
           consolidated subsidiary ...          -0-

          Preferred shares subject to
           mandatory redemption ......         355.9             355.9

          Common stockholders' equity.       2,057.0           2,057.0
                                            --------          --------
                Total capitalization .      $4,536.8          $
                                            --------          --------
                                            --------          --------
















                  CERTAIN TERMS OF THE SERIES A PREFERRED SECURITIES

          General

               The following summary of certain terms and provisions of the
          Series A Preferred Securities supplements the description of certain terms and provisions of the Preferred Securities of any series set forth in the accompanying Prospectus under the heading "Description of Preferred Securities," to which description reference is hereby made. Capitalized terms (and the term "dividends") used in this Prospectus Supplement shall have the meanings ascribed to them in the Prospectus unless otherwise defined in this Prospectus Supplement. The Series A Preferred Securities constitute a series of Preferred Securities in ConAgra Capital, which Preferred Securities may be issued from time to time in one or more series with such designations, dividend rights, liquidation value per security, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions as are established by the Articles of Organization of ConAgra Capital (the "Certificate"), the Operating Agreement of ConAgra Capital (the "Agreement") and
          written  action        (the  "Resolutions")  adopted,  or  to  be
          adopted, by the Subsidiaries, in their capacity as holders of all of ConAgra Capital's common interests (the "Managing Members"). The summary of certain terms and provisions of the Series A Preferred Securities set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate, the Agreement and the Resolutions adopted by the Managing Members establishing the rights, preferences, privileges, limitations and restrictions relating to
          the  Series A  Preferred  Securities.          References to  the
          Resolutions are qualified in their entirety by reference to the text of the Resolutions, which will be substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part.

          Dividends

               Dividends on the Series A Preferred Securities will be cumulative, will accrue from _________________, 1994 and will be payable monthly in arrears on the last day of each calendar month
          of  each year, commencing        , 1994, when, as and if declared
          by the Managing Members, except as otherwise described under "Description of Preferred Securities -- Dividends" in the accompanying Prospectus, to holders of record on the Business Day immediately preceding the relevant payment date. ConAgra Capital may only pay dividends on the Series A Preferred Securities to the extent it has funds legally available to make such payments. See "Description of Preferred Securities -- Dividends" in the accompanying Prospectus.

               The dividend  payable on  each Series  A Preferred  Security
          will  be  fixed at  a  rate per  annum  of      %  of  the stated
          liquidation preference thereof.














          Liquidation Preference

               The stated liquidation preference of the Series A Preferred Securities is $25 per security.

          Redemption or Exchange

               The Series A Preferred Securities are not redeemable, except
          as   described  below  or   as  described  in   the  accompanying
          Prospectus.
               The Series  A Preferred  Securities are  redeemable, at  the option of ConAgra Capital and subject to the prior consent of ConAgra, in whole or in part, from time to time, on or after , 1999, upon not less than 30 nor more than 60 days' notice, at the redemption price of $25 per interest, plus accumulated and unpaid dividends (whether or not declared) to the date fixed for redemption.

               Furthermore, ConAgra shall have the right to cause ConAgra Capital at any time, upon not less than 30 nor more than 60 days' notice, to redeem the Series A Preferred Securities at the
          Applicable       Price if  ConAgra and ConAgra  Capital have been
          advised by independent nationally recognized legal counsel that, as a result of any Tax Event as described in the following paragraph, there exists more than an insubstantial risk that ConAgra would be precluded from deducting the interest on the Series A Debentures for federal income tax purposes even if the Series A Preferred Securities were exchanged for the Series A Debentures as described in the following paragraph.


               In addition, ConAgra may cause ConAgra Capital at any time, upon not less than 30 nor more than 60 days' notice, to exchange the Series A Preferred Securities for Series A Debentures having an aggregate principal amount and accrued and unpaid interest equal to the Applicable Price and interest rate thereon equal to the dividend rate on the Series A Preferred Securities if ConAgra and ConAgra Capital have been advised by independent nationally recognized legal counsel that, as a result of any change after the date of the Prospectus Supplement in U.S. law (including the enactment or imminent enactment of any legislation, the publication of any judicial decisions or regulatory rulings or a change in the official position or in the interpretation of law or regulations) (a "Tax Event"), there exists more than an insubstantial risk that (i) ConAgra will be precluded from deducting the interest on the Series A Debentures for federal income tax purposes or (ii) ConAgra Capital is subject to federal income tax with respect to the interest received on the Series A Debentures.

               After the date fixed for any such exchange, (i) the Series A Preferred Securities will no longer be deemed to be outstanding,
          (ii) DTC or its nominee, as the record holder of the Series A Preferred Securities, will exchange the global certificate or certificates representing the Series A Preferred Securities for a registered global certificate or certificates representing the Series A Debentures to be delivered upon such exchange and (iii) any certificates representing Series A Preferred Securities not held by DTC or its nominee will be deemed to represent Series A Debentures having a principal amount equal to the stated liquidation preference of such Series A Preferred Securities until such certificates are presented to ConAgra Capital or its agent for exchange.

                       CERTAIN TERMS OF THE SERIES A DEBENTURES


          General

               The following summary of certain terms and provisions of the Debentures relating to the Series A Preferred Securities (the "Series A Debentures") supplements the description of certain terms and provisions of the Debentures set forth in the accompanying Prospectus under the heading "Description of the Debentures," to which description reference is hereby made.
          Pursuant   to  the  to  the  Subordinated  Indenture       and  a
          supplemental indenture thereto, ConAgra will issue Series A Debentures to ConAgra Capital in an aggregate principal amount
          equal to $             , such amount being equal to the aggregate
          stated liquidation preference of $25 per Series A Preferred Security issued and sold by ConAgra Capital and the proceeds from the issuance of ConAgra Capital's Common Securities and related capital contributions (the "Common Interest Payments"). In the event that the Underwriters' over-allotment option is exercised, ConAgra will agree to issue additional Series A Debentures to ConAgra Capital equal to the aggregate stated liquidation preference of the Series A Preferred Securities so sold plus the related Common Interest Payments. If the Underwriters' over-allotment option is exercised in full, such additional Series A
          Debentures will equal $       .

               The entire principal amount of the Series A Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on the
              earlier       of                , 2043 (subject  to ConAgra's
          right  to        prepay  the  Series  A   Debentures  in  certain
          circumstances relating to the non-deductibility of interest on the Series A Debentures, exchange the Series A Debentures for new debentures or reborrow the proceeds from the repayment of the Series A Debentures upon the terms and subject to the conditions set forth under "Description of Preferred Securities -
          - Redemption"  in the accompanying  Prospectus) or the  date upon
          which  ConAgra  Capital            is  dissolved,  wound   up  or
          liquidated. Upon any exchange of the Series A Preferred Securities for Series A Debentures, (i) the Series A Debentures will no longer be subject to mandatory prepayment upon the dissolution, winding up or liquidation of ConAgra Capital, (ii) the Series A Debentures will not be subject to an election by














          ConAgra to exchange the Series A Debentures for new debentures or to repay the Series A Debentures and reborrow the proceeds from such repayment, (iii) ConAgra will use its best efforts to have the Series A Debentures listed on the same exchange on which the Series A Preferred Securities are listed, (iv) the Subordinated Indenture or Series A Debentures may, thereafter, be modified or amended with the consent of the holders of not less than 66 2/3% in principal amount of the Debentures at the time outstanding ; provided, however, that no such modification or amendment may, without the consent of the holder or each Debenture affected thereby, (a) extend the stated maturity of the principal of any Debenture, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof or interest thereon is payable or impair the right to institute suit for the enforcement of any payment on any Debenture when due or
          (b) reduce the aforesaid percentage in principal amount of Debentures of any series the consent of the holders of which is required for any such modification, (v) ConAgra's obligation to pay Additional Interest (other than Additional Interest, if any, accrued and unpaid to such date of exchange) shall cease, and
          (vi) the provisions described under "Description of the Indentures--Events of Default" rather than those described under "Description of Debentures--Events of Default" shall apply.

          Prepayment

               The Series A Debentures may not be prepaid, except as described below or as described in the accompanying Prospectus. The Series A Debentures may be prepaid at the option of ConAgra, without premium or penalty, in whole or in part (together with accrued but unpaid interest, including Additional Interest, if any, on the portion being prepaid) at any time on or after
           , 1999 or earlier in certain circumstances relating to the non-deductibility of interest on the Series A Debentures.

          Interest

               The Series A Debentures will bear interest at an annual rate equal to % from _______________, 1994, until maturity. Such interest will be payable on the last day of each calendar month
          of each year, commencing           , 1994.

          Registrar, Transfer Agent and Paying Agent

               Chemical Bank will act as registrar, transfer agent and paying agent of the Series A Preferred Securities.


                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

               THE   FOLLOWING   DISCUSSION  SUPPLEMENTS   THE   DISCUSSION
          CONTAINED IN  THE PROSPECTUS  UNDER THE  HEADING "CERTAIN  UNITED














          STATES FEDERAL INCOME TAX CONSEQUENCES," WHICH DISCUSSION IS HEREBY INCORPORATED BY THIS REFERENCE AND SHOULD BE READ IN CONJUNCTION HEREWITH. UNLESS OTHERWISE INDICATED, THIS SUMMARY DEALS ONLY WITH INITIAL HOLDERS WHO PURCHASE THE PREFERRED SECURITIES AT THE ORIGINAL OFFERING PRICE.


              Exchange       of the Preferred Securities  for Debentures of
          ConAgra

               Under  certain circumstances  as  fully described  under the caption "Certain Terms of the Series A Preferred Securities-- Redemption or Exchange" in this Prospectus Supplement, ConAgra Capital may distribute the Series A Debentures in exchange for the Series A Preferred Securities. Such an exchange will be treated as a non-taxable exchange to each Securityholder and will result in the Securityholder receiving an aggregate tax basis in the Series A Debentures equal to such Securityholder's aggregate tax basis in its Series A Preferred Securities. A Securityholder's holding period in the Series A Debentures so received in exchange for Series A Preferred Securities will include the period for which the Series A Preferred Securities were held by the Securityholder.

          Potential Extension of Payment Period

               Under the terms  of the Series A Debentures,  ConAgra may be permitted to extend the interest payments period up to 18 months. The interest payments on the Series A Debentures will, therefore, be treated as "original issue discount" under Treasury Regulations. Thus, after the exchange of Series A Preferred Securities for Series A Debentures, holders of the Series A Debentures will be required to include the interest on the Series A Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of the interest. The holder's tax basis in the Series A Debentures will be increased by accrued interest previously included as income by the holder and reduced by the payment of such interest.

          Sale, Exchange or Retirement of the Series A Debentures

               Upon the sale, exchange or retirement of a Series A Debenture, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Series A Debenture. Subject to the discussion below concerning market discount and bond premium, such gain or loss will be capital gain or loss.

          Market Discount and Bond Premium

               Holders other than initial purchasers who acquire the Series A Preferred Securities at the original offering price may be considered to have acquired the Series A Debentures with market discount, acquisition premium or amortizable bond premium. Such holders are advised to consult their own tax advisors as to the income tax consequences of the purchase, ownership and disposition of the Series A Debentures.

          United States Alien Holders

               Under present United States federal income tax law:

               (i) payments of principal or interest by ConAgra on the Series A Debentures to any holder who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that (a) the beneficial owner of the Series A Debentures does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ConAgra entitled to vote, (b) the beneficial owner of the Series A Debentures is not a controlled foreign corporation that is related to ConAgra through stock ownership, and (c) either (A) the beneficial owner of the Series A Debentures certifies to ConAgra or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Series A Debentures certifies to ConAgra or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes ConAgra or its agent with a copy thereof; and

               (ii) a United States Alien Holder of a Series A Debenture will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of Series A Debentures.

                                     UNDERWRITING

               Under  the  terms  and  subject  to  the  conditions of  the
          Underwriting Agreement dated            ,  1994, each Underwriter
          named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the number of Series A Preferred Securities set forth opposite the name of such Underwriter below.
                                                       Number of
                                                       Series A
               Underwriters                            Preferred Securities
          Smith Barney Shearson Inc. . . . . . . . .
          Merrill Lynch, Pierce, Fenner & Smith
               Incorporated  . . . . . . . . . . . .
          Bear, Stearns & Co. Inc. . . . . . . . . .
          Dean Witter Reynolds Inc.  . . . . . . . .
          A.G. Edwards & Sons, Inc.  . . . . . . . .
          Goldman, Sachs & Co. . . . . . . . . . . .














          Lehman Brothers Inc. . . . . . . . . . . .
          Morgan Stanley & Co. Incorporated  . . . .
          PaineWebber Incorporated . . . . . . . . .
          Prudential Securities Incorporated . . . .
          Salomon Brothers Inc . . . . . . . . . . .
                                                       ____________
                    Total  . . . . . . . . . . . . .
                                                       ============

               The Underwriters are obligated to take and pay for the total number of Series A Preferred Securities offered hereby (other than those covered by the over-allotment option described below) if any such Series A Preferred Securities are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

               The Underwriters have advised the Company that they propose initially to offer the Series A Preferred Securities to the public at the Price to Public set forth on the cover page of this Prospectus Supplement, and to certain dealers at a price that represents a concession not in excess of $ per Series A Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per Series A Preferred Security to certain other dealers. After the Series A Preferred Securities are released for sale to the public, the public offering price and such concessions may be changed by the Underwriters.

               Because the proceeds of the sale of the Series A Preferred Securities will be loaned to ConAgra, ConAgra has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the loan of such proceeds the amount per Series A Preferred Security set forth on the cover page of this Prospectus Supplement (subject to the proviso set forth therein).

               The  Company  has  granted to  the  several  Underwriters an
          option  to purchase  up to                   additional  Series A
          Preferred Securities at the Price to Public plus accrued dividends, if any, (with additional Underwriters' Compensation). The Underwriters may exercise such option only to cover over-allotments, if any, incurred in connection with the sale of the Series A Preferred Securities offered hereby. Such option is exercisable at any time on or prior to 12:00 noon, New York time, on the business day prior to the record date for the first distribution on the Series A Preferred Securities. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such number of additional Series A Preferred Securities as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Series A Preferred Securities set forth in such table.














               The Underwriters have in the past provided, and may in the future provide, investment banking services to ConAgra, the Company and certain of their affiliates.

               The Underwriting Agreement provides that ConAgra and the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to make certain contributions in respect thereof.

               ConAgra and the Company have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date 90 days after the closing date for the purchase of the Series A Preferred Securities (or, if later, the closing date for the purchase of the additional Series A Preferred Securities referred to above), not to offer, sell, contract to sell or otherwise dispose of any Series A Preferred Securities, any preferred stock or any other securities (including any backup undertakings) of ConAgra or any Preferred Securities or any other securities of the Company, in each case that are substantially similar to the Series A Preferred Securities, or any securities convertible into or exchangeable for the Series A Preferred Securities or such substantially similar securities of either ConAgra or the Company, without the prior written consent of Smith Barney Shearson Inc.

               Prior to this offering, there has been no public market for the Series A Preferred Securities. In order to meet one of the requirements for listing the Series A Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Series A Preferred Securities to a minimum of 400 beneficial holders.


                                VALIDITY OF SECURITIES

               The validity of the Series A Preferred Securities is being passed upon for ConAgra and the Company by Dickinson, Mackaman, Tyler & Hagen, P.C.

               The validity of the Series A Debentures is being passed upon for ConAgra and the Company by McGrath, North, Mullin & Kratz, P.C.

               Tax matters described under "Certain United States Federal Income Tax Consequences" in this Prospectus Supplement is being passed upon by Davis Polk & Wardwell.


          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL














          NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



          -----------------------------------------------------------------

          SUBJECT TO COMPLETION, DATED APRIL __, 1994

          PROSPECTUS                                        [ConAgra Logo]

                                     $450,000,000
                                CONAGRA CAPITAL, L.C.
                                 Preferred Securities
                                         and
                                    CONAGRA, INC.
                                   Debt Securities
                                ______________________

               ConAgra, Inc. ("ConAgra") from time to time may offer its debt securities (the "Debt Securities"), at an aggregate initial offering price not to exceed the equivalent of $450,000,000, in separate series in amounts and prices and on terms to be determined at the time of sale. The Debt Securities may be denominated in U.S. dollars or in any other currency, including composite currencies such as the European Currency Unit, as may be designated by ConAgra (the "Specified Currency"). Debt Securities may be sold for U.S. dollars or any other currency, including composite currencies and the principal of and any interest on Debt Securities may likewise be payable in U.S.
          dollars, or in any other currency, including composite currencies, in each case, as ConAgra specifically designates.

               ConAgra Capital, L.C. ("ConAgra Capital"), an indirectly wholly-owned finance subsidiary of ConAgra, may also offer from time to time its preferred interests ("Preferred Securities"), in one or more series, at an aggregate initial public offering price not to exceed $450,000,000 at the time of sale. Any issue of Preferred Securities shall correspondingly reduce the amount of Debt Securities available for offer and sale hereunder. The payment of distributions (herein referred to as "dividends"), if and to the extent declared out of moneys held by ConAgra Capital and legally available therefor, and to the extent funds are legally available therefor payments on liquidation or redemption with respect to the Preferred Securities are guaranteed on a subordinated basis (the "Guarantee") by ConAgra to the extent set forth herein. No portion of the dividends received by a holder of the Preferred Securities will be eligible for the dividends received deduction for federal income tax purposes. The Guarantee will rank subordinate and junior in right of payment to all other liabilities of ConAgra and pari passu to the most senior preferred stock issued by ConAgra and senior to ConAgra's common stock. See "ConAgra", "Description of Preferred Securities--Miscellaneous," "Description of the Guarantee" and "Description of the Debentures" for a description of the various contractual backup obligations of ConAgra relating to the Preferred Securities.

               Specific terms of the securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions and any listing on a securities exchange, and (ii) in the case of Preferred Securities, the designation, number of shares or fractional interests therein, liquidation preference per security, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption or exchange provisions, any other rights, preferences, privileges, limitations and restrictions relating to the Preferred Securities of a specific series, the terms upon which the proceeds of the sale of the Preferred Securities will be loaned to ConAgra, and any listing on a securities exchange.

                                   ________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                         THE CONTRARY IS A CRIMINAL OFFENSE.
                                   _______________

               The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution". Any such agents, dealers or underwriters are set forth in the Prospectus Supplement. If an agent of ConAgra or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to ConAgra will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

               This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                                   _______________

                              Smith Barney Shearson Inc.
                                   _______________

                    The date of this Prospectus is April __, 1994


          IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by ConAgra, ConAgra Capital or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.

                                   _______________

                                AVAILABLE INFORMATION

               ConAgra  is subject to the informational requirements of the
          Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by ConAgra, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the














          Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information herein and therein concerning ConAgra can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               This Prospectus constitutes a part of Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to ConAgra and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               No separate financial statements of ConAgra Capital have been included herein. ConAgra and ConAgra Capital do not consider that such financial statements would be material to holders of Preferred Securities of ConAgra Capital because ConAgra Capital is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than the issuance of its securities and the lending of the proceeds thereof to ConAgra. See "ConAgra Capital, L.C.". ConAgra Capital is a limited liability company organized under the laws of the state of Iowa and will be managed by certain indirect wholly-owned subsidiaries of ConAgra, which subsidiaries beneficially own all of ConAgra Capital's common securities, which are non-transferable.


                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               The following documents, which have been filed with the Commission, are hereby incorporated by reference:

          1. Annual Report on Form 10-K of ConAgra for the fiscal year ended May 30, 1993; and

          2. Quarterly Reports on Form 10-Q of ConAgra for the fiscal quarters ended August 29, 1993 and November 28, 1993.

               All documents filed by ConAgra after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the














          Offered Securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               ConAgra will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents may be made by writing ConAgra, Inc., One ConAgra Drive, Omaha, Nebraska 68102-5001 (Attention: Corporate Communications Department) or by calling
          (402) 595-4157.

                                     THE COMPANY

               ConAgra is a diversified food company operating across the food chain in three industry segments: Agri-Products, Trading & Processing, and Prepared Foods.

               In the Agri-Products segment, ConAgra is a leading distributor of crop protection chemicals. ConAgra also formulates pesticides, produces animal health care products and markets animal health care products by direct mail. ConAgra is a producer of formula feed and feed additives; a distributor, merchandiser, and marketer of fertilizer; and a specialty retailer with over 200 farm stores and fabric and crafts stores located principally in agricultural areas.

               In the Trading & Processing segment, ConAgra is a leading U.S. flour miller. ConAgra also mills oats and dry corn; manufactures brewers malt; packages private label flour, corn meal, and mixes; markets specialty food ingredients; and merchandises feed ingredients. ConAgra is a worldwide trader of grain, oilseeds, fertilizer, edible beans and peas, sulfur, wool and other commodities. ConAgra has processing and/or trading operations in Canada, Australia, Europe, Asia and Latin America as well as in the U.S.

               In the Prepared Foods segment, ConAgra is a leading producer and marketer of frozen prepared foods, shelf-stable prepared foods, fresh red meats, branded processed red meats, chicken and turkey products, seafood products, cheese and other dairy products and potato products. ConAgra markets steaks and other premium food products by direct mail and manufactures and markets pet accessories and home sewing products. ConAgra's prepared food brands include Armour, Chun King Frozen, Banquet, Healthy Choice, Kid Cuisine, Country Pride, Country Skillet, Monfort, Pfaelzer, Longmont, Morton, Patio, Taste O'Sea, Decker, Armour Classics, Golden Star, Webber Farms, World's Fare, Cook's, Singleton, Hunt's, Wesson, Manwich, Orville Redenbacher's, Peter Pan, Snack Pack, Swiss Miss, La Choy, Rosarita, Gebhardt, Butterball, Swift Premium, Eckrich, Treasure Cave, County Line, Reddi-Wip and Act II.

               ConAgra's finance businesses provide specialized, self-financed financial services related to the food industry. Borrowings of the finance businesses are not guaranteed by
          ConAgra.    The   principal  businesses  are   commodity  futures
          brokerage, included in the Trading & Processing segment, and financing, leasing and insurance services for the red meat business included in the Prepared Foods segment.

               Acquisitions have contributed substantially to ConAgra's sales and earnings growth, both in the years of acquisition and in subsequent years. Major acquisitions have included United
          Agri Products, Banquet Foods, Country Pride Foods, Peavey Company, Monfort of Colorado, the Morton, Chun King and Patio frozen food businesses, SIPCO (formerly Swift Independent Packing Company), the assets of Armour Food Company, 50% of Trident Seafoods, Pillsbury's grain merchandising business, eight U.S. flour mills acquired from International Multifoods, Beatrice Company, the assets of Elders' malt and wool business in
          Australia, approximately 91% of Elders' beef business in Australia, and Golden Valley Microwave Foods. ConAgra anticipates that it will continue to grow internally and through acquisitions.

               Certain of ConAgra's businesses are subject to significant variation in performance as a consequence of seasonal, cyclical or other industry conditions. For example, ConAgra's fertilizer business is seasonal, with stronger profits expected during the spring planting season. The poultry industry has traditionally been cyclical, with margins expanding and contracting as production contracts and expands. ConAgra's international trading businesses' results are affected by political, economic and environmental factors which influence commodity prices and markets. In the short to intermediate term, ConAgra's reported earnings can be favorably or unfavorably impacted in a material way if industry conditions in a number of businesses are either positive or negative at the same time.

               ConAgra's principal executive office is located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000.

                                   CONAGRA CAPITAL

               ConAgra Capital, wholly-owned by two indirect wholly-owned subsidiaries of ConAgra (the "Subsidiaries"), is a limited liability company organized under the laws of the state of Iowa. The principal executive offices of ConAgra Capital and its Managing Members (as defined below) are presently located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone: (402) 595-4000. The Subsidiaries own all of the common interests ("Common Securities") of ConAgra Capital, which Common Securities are nontransferable. The Subsidiaries have unlimited liability for the debts, obligations and liabilities of ConAgra Capital. ConAgra Capital exists solely for the purpose of issuing preferred and common securities and lending the net proceeds thereof to ConAgra.

               Financial   statements  of  ConAgra  Capital  will  be  made
          available to holders of Preferred Securities annually as soon as practicable after the end of ConAgra Capital's fiscal year.

               ConAgra and ConAgra  Capital have entered into  an agreement pursuant to which ConAgra has agreed to guarantee the payment of any liabilities incurred by ConAgra Capital (other than obligations to holders of Preferred Securities). The agreement expressly provides that such agreement is for the benefit of, and is enforceable by, third parties to whom ConAgra Capital owes such obligations.

                                   USE OF PROCEEDS

               ConAgra intends to add the net proceeds from the sale of Offered Securities to its general funds, to be used for general corporate purposes, including working capital, capital expenditures, the repayment of commercial paper, repayment of loans under bank credit agreements and repayment of other short and intermediate term borrowings. Prior to such application, such net proceeds may be invested in short or intermediate term securities. Except as may be indicated in the Prospectus Supplement, no specific determination as to the use of the proceeds of the Offered Securities in respect to which this Prospectus is being delivered has been made. ConAgra anticipates that it will raise additional funds from time to time through equity or debt financing, including borrowings under its revolving credit agreements, to finance its businesses worldwide. ConAgra Capital will loan to ConAgra all proceeds received by ConAgra Capital from the sale of its Preferred Securities.


                     RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED STOCK DIVIDENDS

               The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.



          Six Months














          Ended               Fiscal Years Ended May
          Nov. 28   -------------------------------------------------
           1993     1993        1992       1991       1990       1989
          ------    ----        ----       ----       ----       ----

            2.7      2.5         2.2        2.2        2.5        2.4

               For the purpose of computing the above ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized and that component of fixed charges representing ConAgra's proportionate share of the preferred stock dividend requirement of a 50% owned subsidiary. Fixed charges include interest on both long and short term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), a portion of noncancellable rental expense representative of the interest factor and ConAgra's proportionate share of the preferred stock dividend requirement of a 50% owned subsidiary, excluding that which would be eliminated in consolidation. Preferred stock dividend requirements are computed by increasing preferred stock dividends to an amount representing pre-tax earnings which would be required to cover such dividend requirements. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate shares of any 50% owned subsidiaries whether or not ConAgra guarantees obligations of these subsidiaries.

                         DESCRIPTION OF PREFERRED SECURITIES

               The following is a summary of certain terms and provisions of the Preferred Securities of any series. Certain terms and provisions of the Preferred Securities of a particular series will be summarized in the Prospectus Supplement relating to the Preferred Securities of such series. If so indicated in the Prospectus Supplement, the terms and provisions of the Preferred Securities of a particular series may differ from the terms set forth below. The summaries set forth below and in the applicable Prospectus Supplement address the material terms of the Preferred Securities of any particular series but do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Articles of Organization of ConAgra Capital (the "Certificate"), the Operating Agreement of ConAgra Capital (the "Agreement") and the resolutions adopted, or to be adopted, by the Subsidiaries, in their capacity as the holders of all of ConAgra Capital's Common Securities (the "Managing Members"), establishing the rights, preferences, privileges, limitations and restrictions relating to the Preferred Securities of any series or of a particular series. The Certificate and the Agreement will be substantially in the forms filed as exhibits to the Registration Statement of which this Prospectus forms a part. Pursuant to the Certificate, holders of the Preferred Securities are bound by the Agreement.














          General

               ConAgra Capital is authorized to issue common securities and preferred securities. The preferred securities may be issued in one or more series or classes, with such dividend rights, liquidation preferences, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions as shall be set forth in the Agreement and the resolutions providing for the issuance thereof adopted by the Managing Members. All of the Preferred Securities, to be issued in one or more series or classes, will rank pari passu with each other with respect to participation in profits and assets.

               The Preferred  Securities of  any series  will be issued  in registered form only without dividend coupons. Registration of, and registration of transfers of, the Preferred Securities of any series will be by book entry only. The Preferred Securities of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights set forth below, unless otherwise provided in the Prospectus Supplement relating to the Preferred Securities of a particular series. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a particular series for specific terms, including (i) the designation of the Preferred Securities of such series, (ii) the price at which the Preferred Securities of such series will be issued, (iii) the dividend rate (or method of calculation thereof), the dates on which dividends will be payable and the dates from which dividends shall accrue, (iv) the voting rights, if any, (v) any redemption or exchange provisions, which may include any exchange of the Preferred Securities as a result of changes in or other developments in applicable tax law,
          (vi) the stated liquidation preference, (vii) any other rights, preferences, privileges, limitations and restrictions relating to the Preferred Securities of such series and (viii) the terms upon which the proceeds from the sale of the Preferred Securities of such series will be loaned to ConAgra.

          Dividends

               Dividends on the Preferred Securities will be cumulative. Cumulative dividends on any series of Preferred Securities will accrue from the date specified in the applicable Prospectus Supplement and will be payable monthly in arrears on the last day of each calendar month of each year, commencing on the date specified in the Prospectus Supplement relating to such series.

               The dividend payable on Preferred Securities of a particular series will be fixed at the rate per annum specified in the Prospectus Supplement relating to such series. The amount of dividends payable for any full monthly dividend period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly dividend period, will be computed on the basis of the actual number of days elapsed in such period. ConAgra Capital may only pay dividends to the extent it has funds legally available to make such payments. See "Description of the Guarantee" and "Description of the Debentures" below.

               Dividends on the Preferred Securities of any series will be declared by the Managing Members of ConAgra Capital to the extent that the Managing Members reasonably anticipate that at the time of payment ConAgra Capital will have, and must be paid by ConAgra Capital to the extent that at the time of proposed payment it has, (i) funds legally available for the payment of such dividends and (ii) cash on hand sufficient to permit such payments. It is anticipated that ConAgra Capital's funds will be limited to payments under the debentures (the "Debentures") issued by ConAgra that will evidence the loans to be made by ConAgra Capital to ConAgra of the proceeds of (i) Preferred Securities of each series and (ii) ConAgra Capital's Common Securities and related capital contributions. See "Description of the Debentures."

               Dividends declared on the Preferred Securities of any series will be payable to the record holders thereof as they appear on the register for the Preferred Securities of such series on the relevant record dates, which will be, unless otherwise specified in the Prospectus Supplement relating to each such series, one Business Day (as hereinafter defined) prior to the relevant payment dates. Subject to any applicable fiscal or other laws and regulations, each such payment will be made as described under "Book-Entry-Only Issuance; The Depository Trust Company" below. In the event that any date on which dividends are payable on the Preferred Securities of any series is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

               Except as described herein and in the Prospectus Supplement relating to the Preferred Securities of a particular series, holders of the Preferred Securities of any series will have no other right to participate in the profits of ConAgra Capital.

          Certain Restrictions on ConAgra Capital

               If dividends have not been paid in full on the Preferred Securities of any series, ConAgra Capital shall not:

                    (i) pay, or declare and set aside for payment, any dividends on the Preferred Securities of any other series or any other preferred securities in ConAgra Capital ranking pari passu with the Preferred Securities of such series as regards participation in profits of ConAgra Capital ("ConAgra Capital Dividend Parity Securities"), unless the amount of any dividends declared on any ConAgra Capital
               Dividend Parity Securities is paid on ConAgra Capital Dividend Parity Securities and the Preferred Securities of such series on a pro rata basis on the date such dividends are paid on such ConAgra Capital Dividend Parity Securities, so that

                         (x) (A)  the aggregate amount paid as dividends on
                    the Preferred Securities of such series bears to (B) the aggregate amount paid as dividends on ConAgra Capital Dividend Parity Securities the same ratio as

                         (y) (A) the aggregate of all accumulated arrears of unpaid dividends on the Preferred Securities of such series bears to (B) the aggregate of all accumulated arrears of unpaid dividends on ConAgra Capital Dividend Parity Securities;

                    (ii) pay, or declare and set aside for payment, any dividends on any securities in ConAgra Capital ranking junior to the Preferred Securities of such series as to dividends ("ConAgra Capital Dividend Junior Securities"); or

                    (iii)    redeem,  purchase  or  otherwise  acquire  any
               ConAgra  Capital  Dividend  Parity  Securities  or   ConAgra
               Capital Dividend Junior Securities;

          until, in each case, such time as all accumulated arrearages of unpaid dividends on the Preferred Securities of such series shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment, and in the case of clause (iii), the date of such redemption, purchase or other acquisition. So long as the Preferred Securities of any series are represented by one or more global certificates, dividends on such series of Preferred Securities shall have been paid in full with respect to any dividend payment date for such series when the amount of dividends payable on such date has been paid to The Depository Trust Company ("DTC"). See "Book-Entry-Only Issuance; The Depository Trust Company." As of the date of this Prospectus, there are no ConAgra Capital Dividend Parity Securities outstanding.

               ConAgra Capital may not consolidate,     merge with or into,
                or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. ConAgra Capital may, for purposes of changing its state of domicile or avoiding tax consequences adverse to ConAgra or ConAgra Capital or holders of Preferred
          Securities,        without the  consent  of  the holders  of  the
          Preferred Securities of any series, consolidate or merge with or into a limited liability company or limited partnership
          organized as such       under the laws of any state of the United














          States of  America; provided that  (i) such successor      entity
          either  (x)       expressly  assumes  all of  the  obligations of
          ConAgra Capital under each series of Preferred Securities then outstanding or (y) substitutes for the Preferred Securities then outstanding other securities having substantially the same terms as the
          Preferred Securities then outstanding (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as senior as the respective Preferred Securities rank with respect to participation in the profits or
          assets   of  ConAgra   Capital,         (ii)   ConAgra  expressly
          acknowledges such successor as the holder of all of the Debentures relating to each series of Preferred Securities then outstanding, (iii) such merger or consolidation does not cause any series of Preferred Securities then outstanding to be delisted by any national securities exchange or other organization on which such series is then listed, (iv) holders of outstanding Preferred Securities do not suffer any adverse tax consequences as a result of such merger or consolidation (v) such merger or consolidation, does not cause any series of Preferred Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act and (vi) following such merger or consolidation ConAgra and such successor limited liability company or limited partnership arein compliance withthe InvestmentCompany Actof 1940,as amended.

               The Managing Members are authorized and directed to conduct their affairs and to operate ConAgra Capital in such a way that ConAgra Capital would not be deemed to be an "investment company" for purposes of the Investment Company Act of 1940, as amended. In this connection, the Managing Members are authorized to take any action not inconsistent with applicable law, the Certificate or the Agreement which they determine in their discretion to be necessary or desirable for such purposes.

          Redemption

               The Preferred Securities of a series will be redeemable at the option of ConAgra Capital and subject to the prior consent of ConAgra, in whole or in part from time to time, on or after the date specified in the Prospectus Supplement relating to such series, at the stated liquidation preference per security for such series, plus accumulated and unpaid dividends (whether or not declared) (the "Redemption Price") to the date fixed for redemption (the "Redemption Date"). The Preferred Securities of any series may also be redeemed at the option of ConAgra on such terms and conditions as may be set forth in the Prospectus Supplement relating to such series.

               In the event that fewer than all the outstanding Preferred Securities of a particular series are to be redeemed, except as described below, the Preferred Securities of such series to be redeemed will be selected as described under "Book-Entry-Only Issuance; The Depository Trust Company" below.

               The Preferred Securities of any series will also be redeemed at the Redemption Price with the proceeds from the repayment by ConAgra when due or prepayment by ConAgra as described under "Description of the Debentures -- Optional Prepayment" of the Debentures relating to such series, subject to the provisions in clause (iii) under "Certain Restrictions on ConAgra Capital" above. Notwithstanding the foregoing, the Preferred Securities of any series will not be redeemed when the Debentures relating to the Preferred Securities of such series are due if ConAgra elects to exchange such Debentures for new debentures or to repay such Debentures and reborrow the proceeds from such repayment nor will such Preferred Securities be redeemed if such Debentures are prepaid as described under "Description of the Debentures -- Optional Prepayment" and ConAgra elects to reborrow the proceeds from such prepayment; provided that ConAgra may not so elect to exchange any such Debentures or to reborrow the proceeds from any repayment or prepayment of such Debentures, unless at the time of each such exchange or reborrowing ConAgra Capital owns all of such Debentures and, as determined in the judgment of the Managing Members and ConAgra Capital's financial advisor (selected by the Managing Members and who shall be unaffiliated with ConAgra and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time new debentures are to be issued in connection with such exchange or reborrowing), (a) ConAgra is not bankrupt, insolvent or in liquidation, (b) no event of default or event which with the giving of notice or the passage of time would constitute an event of default on any debenture pertaining to Preferred Securities of any series has occurred and is continuing, (c) ConAgra has made timely payments on the repaid Debentures for the immediately preceding 18 months, (d) ConAgra Capital is not in arrears on payments of dividends on the Preferred Securities of
          such series, (e) there is         then     no      present reason
          to believe ConAgra will be unable to make timely payment of principal and interest on such new debentures, (f) such new
          debentures   are  being   issued         on   terms,  and   under
          circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party, (g) such new debentures are being issued at a rate sufficient to provide payments equal to or greater than the amount of distributions
          required under the Preferred Securities of such series,       (h)
          such new debentures are being issued for a term that is consistent with market circumstances and ConAgra's financial
          condition,   (i)  immediately  prior  to       issuing  such  new
          debentures, the senior unsecured long-term debt of ConAgra is (or if no such debt is outstanding, would be) rated not less than BBB (or the equivalent) by Standard & Poor's Corporation and Baa1 (or the equivalent) by Moody's Investors Service, Inc. (or if either of such rating organizations is not then rating ConAgra's senior unsecured long-term debt, the equivalent of such rating by any other "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act) and any subordinated unsecured long-term debt of ConAgra or, if there is no such debt then outstanding, the Preferred Securities of such series, are rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Service, Inc. or the equivalent of either such rating by any other "nationally recognized statistical rating organization" and (j) such new debentures will have a final maturity no later than the one hundredth anniversary of the issuance of the Preferred Securities of the first series issued.

               ConAgra Capital may not redeem any Preferred Securities of any series unless all accumulated arrearages of unpaid dividends have been paid on all Preferred Securities of all series for all monthly dividend periods terminating on or prior to the date of redemption.

               If ConAgra Capital gives a notice of redemption in respect of Preferred Securities of a particular series, then, by 12:00 noon, New York time, on the applicable Redemption Date, ConAgra Capital will irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders thereof. See "Book-Entry-Only Issuance; The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Securities of a series so called for redemption will cease, except the right of the holders of such securities to receive the Redemption Price, but without interest, and such securities will cease to be outstanding. In the event that any date on which any payment in respect of the redemption of Preferred Securities of any series is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities of any series is improperly withheld or refused and not paid either by ConAgra Capital or by ConAgra pursuant to the Guarantee, dividends on such securities will continue to accrue, at the then applicable rate, from the Redemption Date originally established by ConAgra Capital for such securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

               Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws) ConAgra or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities of any series by tender, in the open market or by private agreement.














          Liquidation Distribution

               In the event of any voluntary or involuntary liquidation, dissolution or winding up of ConAgra Capital, the holders of Preferred Securities of each series at the time outstanding will be entitled to receive out of the assets of ConAgra Capital legally available for distribution to securityholders, before any distribution of assets is made to holders of common securities of ConAgra Capital or any other class of securities in ConAgra
          Capital ranking junior to the Preferred Securities as regards participation in assets of ConAgra Capital, but together with the holders of Preferred Securities of any other series or any other preferred securities of ConAgra Capital outstanding ranking pari passu with the Preferred Securities as regards participation in the assets of ConAgra Capital ("ConAgra Capital Liquidation Parity Securities"), an amount equal, in the case of the holders of the Preferred Securities of such series, to the aggregate of the stated liquidation preference for Preferred Securities of such series as set forth in the Prospectus Supplement and all accumulated and unpaid dividends (whether or not declared) to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, the Liquidation Distributions can be paid only in part because ConAgra Capital has insufficient assets available to pay in full the aggregate Liquidation Distributions and the aggregate maximum liquidation distributions on ConAgra Capital Liquidation Parity Securities, then the amounts payable directly by ConAgra Capital on the Preferred Securities of such series and on such ConAgra Capital Liquidation Parity Securities shall be paid on a pro rata basis, so that

                   (i)(x) the aggregate amount paid as Liquidation Distributions on the Preferred Securities of such series bears to (y) the aggregate amount paid as liquidation distributions on ConAgra Capital Liquidation Parity Securities the same ratio as

                   (ii)(x)  the aggregate Liquidation Distribution bears to
               (y) the aggregate maximum liquidation distributions on ConAgra Capital Liquidation Parity Securities.

               Pursuant to the Agreement, ConAgra Capital will automatically dissolve and be liquidated (i) when the period fixed for the life of ConAgra Capital expires, (ii) if the Managing Members by resolution require ConAgra Capital to be wound up and dissolved (subject to the voting rights of the holders of the Preferred Securities described in "Voting Rights") or (iii) upon the bankruptcy, insolvency or liquidation of either Managing Member.

          Voting Rights

               The holders of the Preferred Securities have no voting rights except as described herein or in the applicable Prospectus Supplement. If (i) ConAgra Capital fails to pay dividends in full on the Preferred Securities of any series for 18 consecutive monthly dividend periods; (ii) an Event of Default (as defined in the Debentures) occurs and is continuing on the Debentures; or
          (iii) ConAgra is in default on any of its payment or other obligations under the Guarantee (as described under "Description of the Guarantee -- Certain Covenants of ConAgra"), then the holders of a majority in stated liquidation preference of the outstanding Preferred Securities of such series, together with the holders of any other preferred securities in ConAgra Capital having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled to appoint and authorize a trustee to enforce ConAgra Capital's rights under the Debentures against ConAgra, enforce the obligations undertaken by ConAgra under the Guarantee and declare and pay dividends on the Preferred Securities of such series. For purposes of determining whether ConAgra Capital has failed to pay dividends in full for 18 consecutive monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to -appoint a trustee arises, the Managing Members will convene a meeting for the above purpose. If the Managing Members fail to convene such meeting within such 30-day period, the holders of 10% in stated liquidation preference of the outstanding Preferred Securities of such series and such other preferred securities will be entitled to convene such meeting. The provisions of the Agreement relating to the convening and conduct of meetings of securityholders will apply with respect to any such meeting. Any trustee so appointed shall vacate office immediately, subject to the terms of such other preferred securities, if ConAgra Capital shall have paid in full all accumulated and unpaid dividends on the Preferred Securities of such series or such default or breach by ConAgra shall have been cured.

               If any resolution is proposed for adoption by the securityholders of ConAgra Capital providing for, or the Managing Members propose to take any action to effect, (x) any variation or abrogation of the rights, preferences and privileges of the Preferred Securities of any series by way of amendment of the Agreement or otherwise (including, without limitation, the authorization or issuance of any securities in ConAgra Capital ranking, as to participation in the profits or assets of ConAgra Capital, senior to the Preferred Securities) which variation or abrogation adversely affects the holders of Preferred Securities of such series, (y) the liquidation, dissolution or winding up of ConAgra Capital or (z) the commencement of any bankruptcy, insolvency, reorganization or other similar proceeding involving ConAgra Capital in the United States or any state thereof, then the holders of outstanding Preferred Securities of such series (and, in the case of a resolution described in clause (x) above which would adversely affect the rights, preferences or privileges of any ConAgra Capital Dividend Parity Securities or any ConAgra Capital Liquidation Parity Securities, such ConAgra Capital Dividend Parity Securities or such ConAgra Capital Liquidation Parity Securities, as the case may be, or, in the case of any resolution described in clause (y) above, all ConAgra Capital Liquidation Parity Securities or, in the case of any resolution described in clause (z) above, other than holders of any Preferred Securities of such series that are also creditors of ConAgra or any of its subsidiaries) will be entitled to vote together as a class on such resolution or action of the Managing Members (but not any other resolution or action) and such resolution or action shall not be effective except with the approval of the holders of 66 2/3% in stated liquidation preference of such outstanding securities (or, under certain circumstances, 100% in stated liquidation preference of such outstanding securities); provided, however, that no such approval shall be required under clauses (y) and (z) if the liquidation, dissolution or winding up of ConAgra Capital is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution, or winding up of either of the Managing Members.

               The rights attached to the Preferred Securities of any series will be deemed not to be varied by the creation or issue of, and no vote will be required for the creation or issue of, any further securities in ConAgra Capital ranking pari passu with or junior to the Preferred Securities of any series with regard to participation in the profits or assets of ConAgra Capital.

               Any required approval of holders of Preferred Securities may be given at a separate meeting of such holders convened for such purpose or at a meeting of securityholders of ConAgra Capital or pursuant to written consent. ConAgra Capital will cause a notice of any meeting at which holders of the Preferred Securities of a series are entitled to vote, or of any matter upon which action may be taken by written consent of such holders, to be mailed to each holder of record of the Preferred Securities of such series. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matters upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

               Notwithstanding that holders of Preferred Securities of any series are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities of any series that are owned by ConAgra or any entity owned more than 50% by ConAgra, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

          Book-Entry-Only Issuance; The Depository Trust Company















               DTC, New York, New York, will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global Preferred Securities certificates will be issued for each series of Preferred Securities, representing all of the Preferred Securities of such series, and will be deposited with DTC.

               DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

               Purchases of Preferred Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.
















               To facilitate subsequent transfers, all Preferred Securities deposited by Participants with DTC are registered in the name of Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               Redemption notices will be sent to Cede & Co. If less then all of the Preferred Securities of any series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

               Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC mails an Omnibus Proxy to ConAgra Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

               Dividend payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, ConAgra Capital or ConAgra, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC will be the responsibility of ConAgra Capital, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be responsibility of Direct and Indirect Participants.

               DTC may discontinue providing its services as securities depository with respect to the Preferred Securities of any series at any time by giving reasonable notice to ConAgra Capital and ConAgra. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Securities certificates for such series are required to be printed and delivered.

               The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that ConAgra Capital believes to be reliable, but neither ConAgra Capital nor ConAgra takes responsibility for the accuracy thereof.

          Registrar, Transfer Agent and Paying Agent

               ConAgra will initially act as registrar, transfer agent and paying agent for the Preferred Securities.

               Registration of transfers of Preferred Securities of any series will be effected without charge by or on behalf of ConAgra Capital, but upon payment (with the giving of such indemnity as ConAgra Capital or ConAgra may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

               ConAgra Capital will not be required to register or cause to be registered the transfer of Preferred Securities of a particular series after such Preferred Securities have been called for redemption.

          Miscellaneous

               The Preferred Securities are not subject to any sinking fund
          provisions.   Holders of Preferred Securities  of any series have
          no preemptive rights.

               ConAgra and ConAgra Capital will enter into an agreement (the "Expense Agreement") pursuant to which ConAgra will agree to guarantee the payment of any liabilities incurred by ConAgra Capital other than obligations to holders of Preferred Securities, which will be separately guaranteed to the extent set forth in the Guarantee. See "Description of the Guarantee." The
          Expense Agreement will expressly provide that it is for the benefit of, and is enforceable by, third parties to whom ConAgra Capital owes such obligations. A copy of the form of Expense Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

























                             DESCRIPTION OF THE GUARANTEE

               Set forth below is condensed information concerning the guarantee (the "Guarantee") which will be executed and delivered by ConAgra for the benefit of the holders from time to time of Preferred Securities. This summary contains all material information concerning the Guarantee but does not purport to be complete. References to provisions of the Guarantee are qualified in their entirety by reference to the text of the Guarantee, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

          General

               ConAgra will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Preferred Securities of any series, the Guarantee Payments (as defined below) (except to the extent paid by ConAgra Capital), as and when due, regardless of any defense, right of set-off or counterclaim which ConAgra Capital may have or assert. The following payments to the extent not paid by ConAgra Capital (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accumulated and unpaid dividends which have been theretofore declared on the Preferred Securities of such series out of funds legally available therefor, (ii) the redemption price (including all accumulated unpaid dividends) payable out of funds legally available therefor with respect to Preferred Securities of any series called for redemption by ConAgra Capital and (iii) upon the liquidation of ConAgra Capital, the lesser of (a) the aggregate of the stated liquidation preference and all accumulated and unpaid dividends (whether or not declared) to the date of payment and (b) the amount of assets of ConAgra Capital legally available for distribution to holders of Preferred Securities of such series in liquidation. ConAgra's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by ConAgra to the holders of Preferred Securities of any series or by causing ConAgra Capital to pay such amounts to such holders.

          Certain Covenants of ConAgra

               In the Guarantee, ConAgra will covenant that, so long as any Preferred Securities of any series remain outstanding, neither ConAgra nor any majority owned subsidiary of ConAgra will declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of ConAgra's capital stock or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee, payments to redeem common share purchase rights under ConAgra's shareholder rights plan dated July 10, 1986, as amended, or the declaration of a dividend of similar share purchase rights in the future), if at such time ConAgra will be in default with respect to its payment or other obligations under the Guarantee or the Expense Agreement or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Debentures then outstanding.

               In the Guarantee,  ConAgra will also covenant that,  so long as Preferred Securities of any series remain outstanding, it will
          (i) not cause or permit any Common Securities of ConAgra Capital to be transferred, (ii) maintain direct or indirect 100% ownership of all outstanding securities of ConAgra Capital other than the Preferred Securities and any other securities permitted to be issued by ConAgra Capital that would not cause it to become an "investment company" under the Investment Company Act of 1940, as amended, (iii) cause at least 21% of the total value of ConAgra Capital and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of ConAgra Capital to be represented by Common Securities, (iv) not voluntarily dissolve, windup or liquidate ConAgra Capital or either of the Managing Members, (v) cause the Subsidiaries to remain the Managing
          Members of ConAgra Capital and timely perform all of their respective duties as Managing Members of ConAgra Capital and (vi) use reasonable efforts to cause ConAgra Capital to remain a limited liability company and otherwise continue to be treated as a partnership for U.S. federal income tax purposes; provided that ConAgra may permit ConAgra Capital to consolidate or merge with or into another limited liability company or limited partnership as described above under "Description of Preferred Securities -- Certain Restrictions on ConAgra Capital" so long as ConAgra agrees to comply with the covenants described in clauses (i) through (vi) above with respect to such successor limited liability company or limited partnership.

          Amendments and Assignment

               Except with respect to any changes which do not adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in stated liquidation preference of all Preferred Securities of all series then outstanding. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth under "Description of Preferred Securities -- Voting Rights." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ConAgra and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

          Termination of the Guarantee

               The Guarantee will terminate and be of no further force and effect as to any series of Preferred Securities upon full payment of the Redemption Price of all Preferred Securities of such series or upon the retirement of all Preferred Securities of such series, and shall terminate completely upon full payment of the amounts payable upon liquidation of ConAgra Capital. The














          Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities of any series must restore payment of any sums paid under the Preferred Securities of such series or the Guarantee.

          Status of the Guarantee

               The Guarantee will constitute an unsecured obligation of ConAgra and will rank (i) subordinate and junior in right of payment to all other liabilities of ConAgra, (ii) pari passu with the most senior preferred stock now or hereafter issued by ConAgra and with any guarantee now or hereafter entered into by ConAgra in respect of any preferred or preference stock of any affiliate of ConAgra and (iii) senior to ConAgra's common stock.
                For purposes of clause (ii), pari passu means that any payments to which beneficiaries of the Guarantee are entitled must be shared with holders of any preferred or preference stock to which the Guarantee is stated to be pari passu ("Pari Passu Stock") to the same extent as would be required under applicable law if instead the Guarantee constituted a class of preferred or preference stock of ConAgra ranking pari passu with such Pari Passu Stock as to such payments.

               The Guarantee will constitute a guarantee of payment and not of collection. A holder of Preferred Securities may enforce the Guarantee directly against ConAgra, and ConAgra will waive any right or remedy to require that any action be brought against ConAgra Capital or any other person or entity before proceeding against ConAgra. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by ConAgra Capital.

               Since ConAgra is a holding company, the rights of ConAgra and hence the rights of creditors of ConAgra (including the rights of holders of Preferred Securities under the Guarantee), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ConAgra itself as a creditor of the subsidiary may be recognized.

          Governing Law

               The  Guarantee  will   be  governed  by  and   construed  in
          accordance with the laws of the State of New York.


                            DESCRIPTION OF THE DEBENTURES


               Set forth below is condensed information concerning the Debentures that will evidence the loans to be made by ConAgra Capital to ConAgra of the proceeds of (i) Preferred Securities of each series and (ii) ConAgra Capital's Common Securities and related capital contributions ("Common Securities Payments"). See "Description of the Indentures" for a summary of the material provisions of the subordinated indenture dated March 10, 1994 between ConAgra and First Trust National Association as Trustee (the "Subordinated Indenture"). References to provisions of the Subordinated Indenture are qualified in their entirety by reference to the text of the Subordinated Indenture, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. All Debentures will be issued under the Subordinated Indenture.

          General

               The aggregate dollar amount of the Debentures relating to Preferred Securities of any series will be set forth in the Prospectus Supplement for such series and will be equal to the aggregate liquidation preference of the Preferred Securities of such series, together with the related Common Interest Payments.

               The  entire principal amount  of all Debentures  will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as herein defined) if any, on the earliest of (i) the date that is the forty-ninth anniversary of  the issuance of the  Preferred Securities of the first series issued, subject to ConAgra's right to exchange such Debentures for new debentures or reborrow the proceeds from the repayment of such Debentures upon the terms and subject to the conditions set forth under "Description of Preferred Securities -- Redemption" or (ii) the date upon which ConAgra Capital is dissolved, wound up or liquidated.

          Mandatory Prepayment

               If ConAgra Capital redeems Preferred Securities of any series in accordance with the terms thereof, the Debentures relating to such series will become due and payable in a principal amount equal to the aggregate stated liquidation preference of the Preferred Securities of such series so redeemed (together with any accrued but unpaid interest, including Additional Interest, if any, on the portion being prepaid). Any payment pursuant to this provision shall be made prior to 12:00 noon, New York time, on the date of such redemption or at such other time on such earlier date as ConAgra Capital and ConAgra shall agree.

          Optional Prepayment

               ConAgra has the right to prepay the Debentures relating to Preferred Securities of a series, without premium or penalty, in whole or in part (together with any accrued but unpaid interest, including Additional Interest, if any, on the portion being prepaid) at any time following the date, if any, set forth in the Prospectus Supplement for such series.















          Interest

               The Debentures relating to Preferred Securities of a series shall bear interest at the annual rate set forth in the
          Prospectus Supplement for such series, accruing from the date they are issued until maturity. Such interest shall be payable monthly on the last day of each calendar month, commencing on the date specified in the Prospectus Supplement relating to such series. In the event that any date on which interest is payable on such Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such
          date        .

              Option to Extend Interest Payment Period

                   ConAgra shall have the right at any time or times during the term of such Debentures, so long as ConAgra is not in default in the payment of interest under the Debentures, to extend the interest payment period up to 18 months, at the end of which period ConAgra will pay all interest then accrued and unpaid (together with interest thereon at the rate specified for such Debentures to the extent permitted by applicable law); provided further that, during any such extended interest period, neither ConAgra nor any majority owned subsidiary of ConAgra shall pay or declare any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than payments to redeem common share purchase rights under ConAgra's shareholder rights plan dated July 10, 1986, as amended, or to declare a dividend of similar share purchase rights in the future); and provided further that any such extended interest period may only be selected with respect to any Debenture if an extended interest period of identical length is simultaneously selected for all Debentures. Prior to the termination of any such extended interest payment period ConAgra may further extend the interest payment period; provided that such extended interest payment period, together with all such further extensions thereof, may not exceed 18 months. Following the termination of any extended interest payment period, if ConAgra has paid all accrued and unpaid interest required by the Debentures for such period, then ConAgra shall have the right to again extend the interest payment period up to 18 months as herein described. ConAgra shall give ConAgra Capital notice of its selection of such extended interest payment period one Business Day prior to the earlier of (i) the date ConAgra Capital declares the related dividend or (ii) the date ConAgra Capital is required to give notice of the record or payment date of such related dividend to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities, but in any event not less than two Business














          Days prior to such record date. ConAgra will cause ConAgra Capital to give such notice of ConAgra's selection of such extended interest payment period to the holders of the Preferred Securities.

          Additional Interest

               In  addition, if  at  any  time following  the  date of  the
          Prospectus Supplement relating to the Preferred Securities of a series, ConAgra Capital shall be required to pay, with respect to its income derived from the interest payments on the Debentures relating to the Preferred Securities of such series, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority, then, in any such case, ConAgra will pay as interest such additional amounts ("Additional Interest") as may be necessary in order that the net amounts received and retained by ConAgra Capital after the payment of such taxes, duties, assessments or governmental charges shall result in ConAgra Capital's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges.

          Method and Date of Payment

               Each payment by ConAgra of principal and interest (including Additional Interest, if any) on the Debentures shall be made to ConAgra Capital in lawful money of the United States
             . Such interest shall be payable monthly on the last day (an "Interest Payment Date") of each calendar month commencing on the day specified in the applicable prospectus supplement following issuance of the Debentures to the holder or holders of the Debentures on the relevant record date (each, a "Record Date"), which shall be one Business Day prior to the relevant Interest Payment Date. If the Interest Payment Date is not a Business Day, then payment of the interest payable on such day will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (and the Record Date for such Interest Payment Date shall be one Business Day prior to the date on which payment is to be made), in each case with the same force and effect as if made on such date.

          Set-off

               Notwithstanding anything to the contrary in the Subordinated Indenture or Debentures, ConAgra shall have the right to set-off any payment it is otherwise required to make thereunder with and to the extent ConAgra has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.















          Subordination

               The Subordinated Indenture will provide that ConAgra and
          the holders of the Debentures (including ConAgra Capital) covenant and agree (and each holder of Preferred Securities by acceptance thereof agrees) that each of the Debentures is subordinate and junior in right of payment to all Senior Indebtedness as provided in the Subordinated Indenture. The Subordinated Indenture defines "Senior Indebtedness" as obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, ConAgra for borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the Debentures)), or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, whether existing as of the date of the Subordinated Indenture or subsequently incurred by ConAgra.

               In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, or any proceedings for liquidation, dissolution or other winding up of ConAgra or a substantial part of its property, whether or not involving insolvency or bankruptcy, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal (or premium, if any) or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of or the accrued interest on the Debentures shall have been declared due and payable upon an Event of Default and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Debentures are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by the Debentures.

               Since ConAgra is a holding company, the rights of ConAgra and hence the rights of creditors of ConAgra (including the rights of holders of the Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ConAgra itself as a creditor of the subsidiary may be recognized.

          Covenants

               In the Debentures, ConAgra will covenant that, so long as any Preferred Securities of any series remain outstanding, neither ConAgra nor any majority owned subsidiary of ConAgra will declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of ConAgra's capital stock or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee, payments to redeem common share purchase rights under ConAgra's shareholder rights plan dated July 10, 1986, as amended, or the declaration of a dividend of similar share purchase rights in the future) if at such time ConAgra will be in default with respect to its payment or other obligations under the Guarantee or the Expense Agreement or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Debentures.

               In the Debentures, ConAgra will also covenant that, so long as Preferred Securities of any series remain outstanding, it will
          (i) not cause or permit any Common Securities of ConAgra Capital to be transferred, (ii) maintain direct or indirect ownership of all outstanding securities in ConAgra Capital other than the Preferred Securities and any other securities permitted to be issued by ConAgra Capital that would not cause it to become an "investment company" under the Investment Company Act of 1940, as amended, (iii) cause at least 21% of the total value of ConAgra Capital and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of ConAgra Capital to be represented by Common Securities, (iv) not voluntarily dissolve, windup or liquidate ConAgra Capital or either of the Managing Members, (v) cause the Subsidiaries to remain the Managing
          Members of ConAgra Capital and timely perform all of their respective duties as Managing Members of ConAgra Capital, and
          (vi) use reasonable efforts to cause ConAgra Capital to remain a limited liability company and otherwise continue to be treated as a partnership for U.S. federal income tax purposes; provided that ConAgra may permit ConAgra Capital to consolidate or merge with or into another limited liability company as described above under "Description of Preferred Securities -- Certain Restrictions on ConAgra Capital" so long as ConAgra agrees to comply with the covenants described in clauses (i) through (vi) above with respect to such successor limited liability company.

               So long as ConAgra Capital holds the Debentures of any series, it may not waive compliance or waive any default in compliance by ConAgra of any covenant or other term in the Debentures of any series or the Subordinated Indenture without the approval of the same percentage of the holders of
          Preferred  Securities      of such series,       obtained  in the















          same manner,  as would be required  for an amendment  of     such
               Debentures to the same effect.

          Events of Default

               If one or more of the following events (each an "Event of Default") shall occur and be continuing:

                    (a) ConAgra shall fail to pay when due any interest, including any Additional Interest, under the Debentures of any series and such default shall continue for 30 days (whether or not payment is prohibited by the provisions described above under "Subordination" or otherwise); provided that a valid extension of the interest payment period by ConAgra shall not constitute a default in the payment of interest for this purpose;

                    (b) ConAgra shall fail to pay when due any principal under the Debentures of any series (whether or not payment is prohibited by the provisions described above under "Subordination" or otherwise);

                    (c) ConAgra shall fail to perform or observe any other term, covenant or agreement contained in the Debentures of any series for a period of 90 days after written notice thereof, as provided in the Subordinated Indenture;

                       (d) the dissolution, winding up or liquidation of ConAgra Capital; or

                    (e) certain events of bankruptcy, insolvency or reorganization of ConAgra Capital or ConAgra;

          then ConAgra Capital will have the right to declare the principal of and the interest on the Debentures (including any Additional Interest and any interest subject to an extension election) and any other amounts payable under the Debentures to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Debentures. No Debentures may be so accelerated by ConAgra Capital unless all Debentures are so accelerated. Under the terms of the Preferred Securities, the holders of outstanding Preferred Securities will have the rights referred to under "Description of Preferred Securities -- Voting Rights," including the right to appoint a trustee, which trustee shall be authorized to exercise ConAgra Capital's right to accelerate the principal amount of the Debentures and to enforce ConAgra Capital's other creditor rights under the Debentures; provided that any trustee so appointed shall vacate office immediately if any such Event of Default shall have been cured by ConAgra. In addition, in the event ConAgra fails to pay any principal or interest under the Debentures of any series when due, holders of Preferred Securities shall, under certain circumstances, be entitled to enforce ConAgra Capital's right to receive such payments under all Debentures then outstanding directly against ConAgra.

          Governing Law

               The Debentures and Subordinated Indenture will be governed by and construed in accordance with the laws of the State of New York.

          Miscellaneous

               ConAgra shall have the right at all times to assign any of its rights or obligations under the Debentures to a direct or indirect wholly owned subsidiary of ConAgra; provided that, in the event of any such assignment, ConAgra shall remain jointly and severally liable for all such obligations; and provided further that ConAgra shall have received an opinion of nationally recognized tax counsel that such assignment shall not constitute a taxable event to the holders of Preferred Securities for federal income tax purposes. ConAgra Capital may not assign any of its rights under the Debentures without the prior written consent of ConAgra. Subject to the foregoing, the Debentures shall be binding upon and inure to the benefit of ConAgra and ConAgra Capital and their respective successors and assigns. The Debentures may not otherwise be assigned by ConAgra or ConAgra Capital, except as described above under "Description of Preferred Securities -- Certain Restrictions on ConAgra Capital." Any assignment by ConAgra or ConAgra Capital in contravention of these provisions will be null and void.

               The Subordinated Indenture provides that ConAgra may consolidate or merge with, or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation, provided that such successor corporation expressly assumes all obligations of ConAgra under the Subordinated Indenture and certain other conditions are met.

               The Debentures may be amended by mutual consent of ConAgra and the holders thereof in the manner the parties shall agree; provided that, so long as any of the Preferred Securities remain outstanding, no such amendment shall be made that adversely affects the holders of Preferred Securities then outstanding, and no termination of the Debentures shall occur, without the prior consent of the holders of not less than 66 2/3% in stated liquidation preference of all Preferred Securities then outstanding (or, under certain circumstances, 100% in stated liquidation preference of all Preferred Securities then outstanding), unless and until the Debentures and all accrued and unpaid interest thereon (including Additional Interest, if any) shall have been paid in full.


















                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

               The following discussion is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities and is based upon the advice of Davis Polk & Wardwell, special United States tax counsel, with respect to United States federal income taxes. It deals only with Preferred Securities held as capital assets by initial purchasers who acquire the Preferred Securities at the original offering price, and not with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Preferred Securities as a hedge or hedge against currency risks or as part of a straddle, or persons whose functional currency is not the U.S. dollar. This summary is based on tax laws in effect in the United States, regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary deals only with holders who purchase Preferred Securities of any series, and is subject to additional discussion of material United States federal income tax consequences that may appear in a Prospectus Supplement delivered in connection with a particular series of Preferred Securities.


               PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, INCLUDING THE EFFECT OF ANY STATE OR LOCAL TAX LAWS.


          Income from the Preferred Securities

               ConAgra Capital will be treated as a partnership for federal income tax purposes. Each holder of Preferred Securities (a "Securityholder") will be required to include in gross income the Securityholder's distributive share of ConAgra Capital's net income, which will generally be equal to the amount of interest received or accrued on the Debentures (see below under "Potential Extension of Payment Period"). Any amount so included in a Securityholder's gross income will increase its tax basis in the Preferred Securities, and the amount of cash dividends to the Securityholder will reduce its tax basis in the Preferred Securities. No portion of the amounts received on a Preferred Securities will be eligible for the dividends received deduction.

               ConAgra Capital does not presently intend to make an election under section 754 of the Internal Revenue Code of 1986, as amended. As a result, a subsequent purchaser of Preferred Securities will not be permitted to adjust its taxable income from ConAgra Capital to reflect any difference between its purchase price for the Preferred Securities and ConAgra Capital's underlying tax basis for its assets.














          Disposition of the Preferred Securities

               Gain or loss will be recognized on a sale, exchange or other disposition of the Preferred Securities (including a distribution of cash in redemption of all of a Securityholder's Preferred Securities) equal to the difference between the amount realized and the Securityholder's tax basis in the Preferred Securities disposed of. In the case of a cash distribution in partial redemption of a Securityholder's Preferred Securities, no loss will be recognized, the Securityholder's tax basis in the
          Preferred Securities will be reduced by the amount of the distribution, and the Securityholder will recognize gain to the extent, if any, that the amount of the distribution exceeds its tax basis in the Preferred Securities. Gain or loss recognized by a Securityholder on the sale or exchange of Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss although under certain circumstances Securityholders other than initial purchasers who acquire the Preferred Securities at the original offering price may be required to treat a portion of the proceeds realized upon disposition as ordinary income.

          Potential Extension of Payment Period

               Under the terms of any Debenture evidencing a loan that may be made from the proceeds of the issuance of Preferred Securities, ConAgra may be permitted to extend the interest payment period up to 18 months. In the event that ConAgra exercises this right, ConAgra may not declare dividends on any shares of its preferred or common stock, and therefore, the likelihood of extension of the payment period is, in the view of ConAgra Capital and ConAgra, remote. In the event that the payment period is extended, ConAgra Capital will continue to accrue income, equal to the amount of the interest payment due at the end of the extended payment period, over the length of the extended payment period.

               Accrued income will be allocated, but not distributed, to holders of record on the last day of each calendar month. As a result, beneficial owners during an extended interest payment period will include interest in gross income in advance of the receipt of cash and any such holders who dispose of Preferred Securities prior to the record date for the payment of dividends following such extended interest payment period will include interest in gross income but will not receive from ConAgra Capital any cash related thereto. The tax basis of a Preferred Securities will be increased by the amount of any interest that is included in income without a receipt of cash, and will be decreased again when such holders of record subsequently receive cash from ConAgra Capital.


















          United States Alien Holders

               For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

               Under present United States federal income tax law:

                    (i) payments by ConAgra Capital or any of its paying agents to any holder of a Preferred Securities who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that (a) the beneficial owner of the Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ConAgra entitled to vote, (b) the beneficial owner of the Preferred Securities is not a controlled foreign corporation that is related to ConAgra through stock ownership, and (c) either
               (A) the beneficial owner of the Preferred Securities certifies to ConAgra Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Preferred Securities certifies to ConAgra Capital or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes ConAgra Capital or its agent with a copy thereof; and

                    (ii) a United States Alien Holder of a Preferred Securities will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of Preferred Securities.

          ConAgra Capital Information Returns

               Within 90 days after the close of every taxable year of ConAgra Capital, the Managing Members of ConAgra Capital will furnish each holder of the Preferred Securities with a Schedule K-1 setting forth such Securityholder's allocable share of income for ConAgra Capital's taxable year.

               Any person who holds Preferred Securities as a nominee for another person is required to furnish to ConAgra Capital (a) the name, address and taxpayer identification number of the beneficial owners and the nominee; (b) notice of whether each beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Preferred Securities held, acquired or transferred for the beneficial owners; and (d) certain information including the dates of acquisitions and transfers, methods of acquisition and the costs thereof, as well as net proceeds from transfers. Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and certain information on Preferred Securities they acquire, hold or transfer for their own account. A penalty of $50 is imposed for each failure to report the above information to ConAgra Capital, up to a maximum of $100,000 per calendar year for all failures.


                            DESCRIPTION OF THE INDENTURES

               The Debt Securities are to be issued under either (i) an indenture (the "Senior Indenture"), dated as of October 8, 1990, between ConAgra and The Chase Manhattan Bank (National Association), as trustee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, or (ii) the Subordinated Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of each Indenture are the same in all material respects, except as described below. The following is a summary of certain provisions of each Indenture and does not purport to be complete. Reference is made to each Indenture for a complete statement of such provisions. Certain capitalized terms used below are defined in each Indenture and have the meanings given them in each Indenture. Section references are to each Indenture. Wherever particular sections or defined terms of each Indenture are referred to, such sections or defined terms are incorporated by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

               The Prospectus Supplement will contain any additional or revised information with respect to the senior and subordinated debt outstanding as of the date of the Prospectus Supplement.

          General

               The Indentures do not limit the amount  of debentures, notes or other evidences of indebtedness which may be issued thereunder. The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). Special United States federal income tax considerations applicable to any Debt Securities so denominated will be described in the relevant Prospectus Supplement. The Debt Securities issued under the Senior Indenture will be unsecured and will rank pari passu with all other unsecured and unsubordinated obligations of ConAgra. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Indebtedness of ConAgra (see "Subordination").

               Reference is made to the Prospectus Supplement for the following terms of the Debt Securities (to the extent such terms are applicable to such Debt Securities and are not set forth herein) offered pursuant thereto (the "Offered Debt Securities"):
          (i) designation, aggregate principal amount, purchase price and denomination; (ii) currency or currency units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable; (iii) the date of maturity; (iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vii) any redemption or sinking fund provisions;
          (viii) whether the Offered Debt Securities will be issuable in registered form or bearer form and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form; (ix) whether and under what circumstances ConAgra will pay additional amounts on Offered Debt Securities held by a person which is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether ConAgra will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to Offered Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

               Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

               Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

               Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

               The Indentures contain no covenants or other specific provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of ConAgra, except to the limited extent (i) described under "Limitations on Liens", "Limitation on Sale and Lease-Back Transactions" and "Consolidation, Merger, Conveyance or Transfer" below with respect to the Senior Indenture and (ii) described under "Consolidation, Merger, Conveyance or Transfer" below with respect to the Subordinated Indenture. Such covenants or provisions are not subject to waiver by ConAgra's Board of Directors without the consent of the holders of not less than a majority in principal amount of Debt Securities of each series as described under "Modification of Indenture" below.

          Registered Global Securities

               The registered Debt Securities of a series may be issued in the form of one or more fully registered global Debt Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such cases, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.














               The  specific  terms  of  the  depositary  arrangement  with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. ConAgra anticipates that the following provisions will apply to all depositary arrangements.

               Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities or by ConAgra if such Debt Securities are offered and sold directly by ConAgra. Ownership of beneficial interest in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Registered Global Security.

               So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the respective Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the respective Indenture.

               Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of ConAgra, the Trustee under the respective Indenture or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

               ConAgra  expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. ConAgra also expects that payments by participants to owners of beneficial interest in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form registered in "street names," and will be the responsibility of such participants.

               If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by ConAgra within ninety days or an Event of Default has occurred and is continuing with respect to such Debt Securities, ConAgra will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, ConAgra may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Registered Global Securities or Securities representing such Debt Securities.

               Further, if ConAgra so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Registered Global Securities representing such Debt Securities may, on terms acceptable to ConAgra and the Depositary for such Registered Global Securities, receive such Debt Securities in definitive form. In any such instance, an owner of a beneficial interest in such a Registered Global Securities will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will, except as set forth in the applicable Prospectus Supplement, be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only without coupons.

          Certain Covenants of ConAgra in the Senior Indenture

               The  following   restrictions  apply  to  the  Offered  Debt
          Securities   issued  under  the   Senior  Indenture   unless  the
          Prospectus Supplement provides otherwise.

               Limitations on Liens












               The Senior Indenture states that, unless the terms of any series of Debt Securities provide otherwise, ConAgra will not and will not permit any Consolidated Subsidiary to issue, assume or guarantee any indebtedness for money borrowed ("Secured Indebtedness") secured by a mortgage, pledge security interest or other lien (a "Lien") upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns Principal Property unless (a) ConAgra makes effective provision whereby the Offered Debt Securities shall be secured by such Lien equally and ratably with any and all other obligations and indebtedness thereby secured, or (b) the aggregate amount of all such Secured Indebtedness of ConAgra and its Consolidated Subsidiaries, together with all Attributable Debt (as defined in the Indenture) in respect of Sale and Lease-Back Transactions existing at such time (with the exception of transactions which are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below), would not exceed 10% of the net tangible assets (as defined in the Indenture) of ConAgra and the Consolidated Subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of ConAgra.

               Such limitation will not apply to (a) any Lien existing on any Principal Property at the date of the Indenture, (b) any Lien created by a Consolidated Subsidiary in favor of ConAgra or any wholly-owned Consolidated Subsidiary, (c) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into ConAgra or a Consolidated Subsidiary, (d) any lien on any asset existing at the time of acquisition thereof, (e) any lien on any asset securing Secured Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or without 180 days after the acquisition or improvement thereof, (f) any Lien incurred in connection with pollution control, industrial revenue or any similar financing or (g) any refinancing, extension, renewal or replacement of any of the Liens described in this paragraph if the principal amount of the Secured Indebtedness secured thereby is not increased and is not secured by any additional assets.

               The Senior Indenture defines the term "Principal Property" to mean, as of any date, any building structure or other facility together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by ConAgra or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of the net tangible assets (as defined in the Indenture) of ConAgra and the Consolidated Subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of ConAgra, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors of ConAgra, is not of material importance to the business conducted by ConAgra and its Consolidated Subsidiaries, considered as one enterprise.

               The Senior Indenture defines the term "Consolidated Subsidiary" to mean a subsidiary of ConAgra the accounts of which are consolidated with those of ConAgra in accordance with generally accepted accounting principles. (Section 3.6)

               Limitation on Sale and Lease-Back Transactions

               The Senior Indenture states that, unless the terms of any series of Debt Securities provide otherwise, neither ConAgra nor any Consolidated Subsidiary may enter into any arrangement with any person (other than ConAgra) providing for the leasing by ConAgra or a Consolidated Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years), which property has been or is to be sold or transferred by ConAgra or a Consolidated Subsidiary to such person (herein referred as a "Sale and Lease-Back Transaction"). (Sections 3.6 and 3.7)

               Such limitation will not apply to any Sale and Lease-Back Transaction if (a) the net proceeds to ConAgra or such Consolidated Subsidiary from the sale or transfer equal or exceed the fair value (as determined by the Board of Directors of ConAgra) of the property so leased, (b) ConAgra or such Consolidated Subsidiary would be entitled to incur indebtedness secured by a Lien on the property to be leased as described in "Limitation on Liens" above or (c) ConAgra, within 90 days of the effective date of any such Sale and Lease-Back Transaction, applies an amount equal to the fair value (as determined by the Board of Directors of ConAgra) of the property so leased to the retirement of Funded Indebtedness of ConAgra. (Section 3.7)

          Subordination Under the Subordinated Indenture

               The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all "Senior Indebtedness" of ConAgra. The Subordinated Indenture defines "Senior Indebtedness" as obligations (other than non-recourse obligations or Debt Securities issued under the Subordinated Indenture) of, or guaranteed or assumed by, ConAgra for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, whether existing as of the date of the Subordinated Indenture or subsequently incurred by ConAgra. (Section 1.1 and Article Thirteen)

               In  the   event  (a)   of  any   insolvency  or   bankruptcy
          proceedings, or any receivership, liquidation, or any proceedings for liquidation, dissolution or other winding up of ConAgra or a substantial part of its property, whether or not involving insolvency or bankruptcy, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal (or premium, if any) or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of or the accrued interest on the Debt Securities of any series shall have been declared due and payable upon an Event of Default pursuant to
          Section 5.1 of the Subordinated Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Debt Securities issued under the Subordinated Indenture are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by the Debt Securities. (Section 13.1)

          Events of Default

               An Event of Default will occur under the applicable Indenture with respect to Debt Securities of any series if (a) ConAgra shall fail to pay when due any installment of interest on any of the Debt Securities of such series and such default shall continue for 30 days, (b) ConAgra shall fail to pay when due all or any part of the principal of (and premium, if any, on) any of the Debt Securities of such series (whether at maturity, upon redemption, upon acceleration or otherwise), (c) ConAgra shall fail to perform or observe any other term, covenant or agreement contained in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series) for a period of 90 days after written notice thereof, as provided in the Indenture, (d) certain events of bankruptcy, insolvency or reorganization shall have occurred or (e) ConAgra has not complied with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to Debt Securities of such series. (Section 5.1)

               Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, or interest on, any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of













          ConAgra applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series may then declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately (provided, with respect to Debt Securities issued under the Subordinated Indenture, that the payment of principal and interest on such Debt Securities of such series shall remain subordinated to the extent provided in Article Thirteen of the Subordinated Indenture), and (b) if an Event of Default due to default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities or due to certain events of bankruptcy, insolvency and reorganization of ConAgra, shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately (provided, with respect to Debt Securities issued under the Subordinated Indenture, that the payment of principal and interest on such Debt Securities of such series shall remain subordinated to the extent provided in Article Thirteen of the Subordinated Indenture), but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on the Debt Securities) by the holders of a majority in principal amount of the Debt Securities of such series (or all series, as the case may be) then outstanding. (Sections 5.1 and 5.10)

               The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the applicable Indenture. (Section 5.9) Before proceeding to exercise any right of power under the applicable Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Section 5.6)

               ConAgra will be required to furnish to the Trustee under each Indenture annually a statement of certain officers of ConAgra to the effect that, to the best of their knowledge, ConAgra is not in default of the performance of the terms of the Indenture or, if they have knowledge that ConAgra is in default, specifying such default. (Section 3.5)

               Each Indenture provides that no holder of Debt Securities issued under the Indenture may institute any action against ConAgra under the Indenture (except actions for payment of overdue principal or interest) unless (a) the holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of such affected series issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, (b) the Trustee shall not have instituted such action within 60 days of such request, and (c) the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of such affected series issued under the Indenture and then outstanding. (Sections 5.6 and 5.9)

               Each Indenture requires the Trustee to give to all holders of outstanding Debt Securities of any series notice of any default by ConAgra with respect to that series, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal of (and premium, if any) or interest on any outstanding Debt Securities of that series or in the payment of any sinking fund installment, the Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee or a trust committee of directors or certain officers of the Trustee in good faith determines that withholding such notice is in the interest of the holders of the outstanding Debt Securities of that series. (Section 5.11)

          Defeasance and Discharge

               The following defeasance provision will apply to the Offered
          Debt  Securities   unless  the  Prospectus   Supplement  provides
          otherwise.

               The Indenture provides that, unless  the terms of any series of Debt Securities provide otherwise, ConAgra will be discharged from obligations in respect of the Indenture and the outstanding Debt Securities of such series (including, with respect to the Senior Indenture, its obligation to comply with the provisions referred to under "Certain Covenants of ConAgra", if applicable, but excluding under each Indenture certain other obligations, such as the obligation to pay principal of (and premium, if any) and interest on the Debt Securities of such series then outstanding and obligations to register the transfer or exchange of such outstanding Debt Securities and to replace stolen, lost or mutilated certificates), upon the irrevocable deposit, in trust, of cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and mandatory sinking fund payments in respect of such outstanding Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such outstanding Debt Securities provided that ConAgra has received an opinion of counsel or officers' certificate to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the outstanding Debt Securities of such series and that certain other conditions are met. In addition, with respect to the Subordinated Indenture, in order to be discharged (i) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" above, would prevent ConAgra from making payments of principal of (and premium, if any) and interest on the Debt Securities issued under the Subordinated Indenture at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date, and (ii) ConAgra delivers to the Trustee under the Subordinated Indenture an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of Senior Indebtedness, and (b) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally except that if a court were to rule under any such law in any case or proceeding that the trust refunds remained the property of ConAgra, then the Trustee under the Subordinated Indenture and the holders of the Debt Securities issued under the Subordinated Indenture would be entitled to certain rights as secured creditors in such trust funds. (Section 10.1)

          Modification of the Indenture

               Each Indenture provides that ConAgra and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities,
          (b) evidence the assumption by a successor corporation of the obligations of ConAgra, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the form or terms of Debt Securities of any series, and (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)

               Each Indenture also contains provisions permitting ConAgra and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected, provided that ConAgra and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series the consent of the holders of which is required for any such modification. (Section 8.2)

               In addition, the Subordinated Indenture may not be amended to alter the subordination of any of the outstanding Debt Securities issued thereunder without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Section 8.6 of the Subordinated Indenture).

          Consolidation, Merger, Conveyance or Transfer

               ConAgra may, without the consent of the Trustee under the applicable Indenture or the holders of Debt Securities, consolidate or merge with, or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation, provided that any successor corporation is organized under the laws of the United States of America or any state thereof and expressly assumes all obligations of ConAgra under the Debt Securities and that certain other conditions are met, and, thereafter, except in the case of a lease, ConAgra shall be relieved of all obligations thereunder. (Article Nine)

          Applicable Law

               The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 11.8)

          Concerning the Trustee

               The Chase Manhattan Bank (National Association) is the Trustee under the Senior Indenture and is also the trustee under a prior indenture between ConAgra and The Chase Manhattan Bank (National Association). The First Trust National Association is the Trustee under the Subordinated Indenture. First Bank System, Inc. owns substantially all of the capital stock of such Trustee and First Bank National Association. The Chase Manhattan Bank (National Association) and First Bank National Association are among a number of banks with which ConAgra and its subsidiaries maintain ordinary banking relationships and with which ConAgra and its subsidiaries maintain credit facilities.

                                 PLAN OF DISTRIBUTION

               Offered Securities may be sold (i) through agents, (ii) through underwriters including, Smith Barney Shearson Inc., (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise).

               Offers to purchase Offered Securities may be solicited by agents designated by ConAgra from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by ConAgra to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "1933 Act") of the Offered Securities so offered and sold. Agents may be entitled under agreements which may be entered into with ConAgra to indemnification by ConAgra against certain liabilities, including liabilities under the 1933 Act, and may be customers of, engaged in transactions with or perform services for ConAgra in the ordinary course of business.

               If an underwriter or underwriters are utilized in the sale of Offered Securities, ConAgra will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of Offered Securities. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by ConAgra against certain liabilities, including liabilities under the 1933 Act and such underwriters or their affiliates may be customers of, engage in transaction with or perform service for, ConAgra in the ordinary course of business. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Offered Securities.

               If a dealer is utilized in the sale of Offered Securities, ConAgra will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled, under agreements which may be entered into with ConAgra, to indemnification by ConAgra against certain liabilities, including liabilities under the 1933 Act and such dealers or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for ConAgra in the ordinary course of business. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

               Offers to purchase Offered Securities may be solicited directly by ConAgra and sales thereof may be made by ConAgra directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

               Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for ConAgra. Any remarketing firm will be identified and the terms of its agreement, if any, with ConAgra and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with ConAgra to indemnification by ConAgra against certain liabilities, including liabilities under the 1933 Act, and may be customers of, engage in transactions with or perform services for ConAgra in the ordinary course of business.

               If so indicated in the Prospectus Supplement, ConAgra will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from ConAgra at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by ConAgra.

                                       EXPERTS

               The financial statements and related financial statement schedules incorporated in this prospectus by reference from ConAgra's annual report on Form 10-K for the year ended May 30, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

               Documents  incorporated herein  by reference  in  the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been examined to the extent and for the period set forth in such reports by the firm or firms rendering such reports, and, to the extent so examined and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

          LEGAL MATTERS

               The validity of the Offered Securities other than Preferred Securities offered hereby has been passed upon for ConAgra by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.

               The validity of the Preferred Securities offered hereby have been passed upon for ConAgra and ConAgra Capital by Dickinson, Mackaman, Tyler & Hagen, P.C., Des Moines, Iowa.














               Certain legal matters with respect to the Offered Securities have been passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Tax matters described under "Certain United States Federal Income Tax Consequences" in this Prospectus relating to the Preferred Securities have been passed upon by Davis Polk & Wardwell, New York, New York.







               No  dealer,  salesperson   or  other  individual  has   been
          authorized to give any information or to make any representations, other than those contained in or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company and ConAgra or any underwriter, dealer or agent. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or ConAgra since the date hereof.

                                  TABLE OF CONTENTS

                                 Prospectus Supplement                 Page

          Prospectus Supplement Summary
          ConAgra
          ConAgra Capital, L.C.
          Certain Investment Considerations
          Selected Financial Data of ConAgra
          Use of Proceeds
          Capitalization
          Certain Terms of the Series A
            Preferred Securities
          Certain Terms of the Series A
            Debentures
          Underwriting
          Validity of Securities
                                       Prospectus

          Available Information
          Incorporation of Certain Information













            by Reference
          The Company
          ConAgra Capital
          Use of Proceeds
          Ratio of Earnings to Combined Fixed Charges
            and Preferred Stock Dividends
          Description of Preferred Securities
          Description of the Guarantee
          Description of the Debentures
          Certain United States Federal Income
            Tax Consequences
          Description of the Indentures
          Plan of Distribution
          Experts
          Legal Matters




                          ____________ Preferred Securities




                                ConAgra Capital, L.C.

                              _____% Series A Cumulative
                                 Preferred Securities
                      (liquidation preference $25 per security)
                      guaranteed on a subordinated basis to the
                              extent set forth herein by

                                    ConAgra, Inc.




                                PROSPECTUS SUPPLEMENT

                                 Dated         , 1994





                              Smith Barney Shearson Inc.
                                Merrill Lynch & Co.
                               Bear, Stearns & Co. Inc.
                              Dean Witter Reynolds Inc.
                              A.G. Edwards & Sons, Inc.
                                 Goldman, Sachs & Co.
                                   Lehman Brothers
                          Morgan Stanley & Co. Incorporated
                               PaineWebber Incorporated
                          Prudential Securities Incorporated













                                 Salomon Brothers Inc















                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14. Other Expenses of Issuance and Distribution.

               The following sets forth estimated expenses to be incurred by ConAgra in connection with the offering described in this Registration Statement:

                    Item                                    Amount

               Registration Fee                             $155,173

               Blue Sky Fees and Expenses                   $  7,500

               Printing Expenses                            $ 45,000

               Listing Fees                                 $ 86,300

               Accounting Fees and Expenses                 $ 20,000

               Trustee Fees                                 $  3,000

               Legal Fees and Expenses                      $ 75,000

               Rating Agency Fees                           $ 70,000

               Miscellaneous Expenses                       $ 13,027
                                                            --------

                    TOTAL                                   $475,000


          Item 15. Indemnification of Directors and Officers.

               Pursuant to Article V of the Certificate of Incorporation of ConAgra, ConAgra shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General













          Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to ConAgra or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to acts or omissions occurring on or after September 18, 1986. A director shall continue to be liable for (i) any breach of a director's duty of loyalty to ConAgra or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

               The by-laws of ConAgra provide for indemnification of ConAgra officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by them, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving ConAgra in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ConAgra.

               ConAgra also maintains a director and officer insurance policy which insures the officers and directors of ConAgra and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

          Item 16. List of Exhibits.

          Exhibit 1.1 -  Form  of  Underwriting Agreement  incorporated  by reference to ConAgra's Registration Statement on Form S-3 (33-55626).

          Exhibit 1.2 -  Form of  U.S. Distribution  Agreement incorporated by reference to ConAgra's Registration Statement on Form S-3 (33-55626).

          Exhibit 1.3 -  Underwriting   Agreement  with   respect  to   the
                         Preferred Securities.

          Exhibit 4.1 -  Indenture, dated as  of October  8, 1990,  between
                         ConAgra and The Chase Manhattan Bank (National Association), Trustee incorporated by reference to ConAgra's Registration Statement on Form S-3 (33-36967).















          Exhibit 4.2 -  Forms  of  Notes   incorporated  by  reference  to
                         ConAgra's Registration Statement on  Form S-3 (33-
                         55626).

          Exhibit 4.4 -  Articles of  Organization of  ConAgra Capital
                         and Articles of Correction.

          Exhibit 4.5 -      Revised  Form of       Operating Agreement  of
                         ConAgra Capital        .

          Exhibit 4.6 -       Revised       Form  of      Resolutions
                         Establishing the Preferred Securities.

          Exhibit 4.7 -  Form of  Indenture, dated  as of  March 10,  1994,
                         between   ConAgra   and   First   Trust   National
                         Association, Trustee.

          Exhibit 4.8 Form of First Supplemental Indenture, dated as of March __, 1994 to the Form of Indenture, dated as of March 10, 1994, between ConAgra and First Trust National Association, Trustee.

          Exhibit 5.1 -  Opinion of McGrath, North, Mullin & Kratz, P.C.

          Exhibit 5.2 -  Opinion  of Dickinson,  Mackaman,  Tyler &  Hagen,
															          P.C.

          Exhibit 8   -  Opinion of Davis  Polk & Wardwell with  respect to
                         certain tax matters.

          Exhibit 8.1 Supplemental Opinion of Davis Polk & Wardwell with respect to certain tax matters.

          Exhibit 10.1 -     Revised       Form  of  Payment and  Guarantee
                         Agreement   with   respect    to   the   Preferred
                         Securities.

          Exhibit 10.2 - Form of  Agreement as to Expenses  and Liabilities
                         with respect to the Preferred Securities.

          Exhibit 12   - Statement  re: Computation of Ratio of Earnings to
                         Fixed Charges and Preferred Stock Dividends incorporated by reference to Exhibit 12 of ConAgra's Annual Report on Form 10-K for the Fiscal Year ended May 30, 1993 and Exhibit A of ConAgra's Quarterly Report on Form 10-Q for the quarter ended November 28, 1993.

          Exhibit 23.1 - Consent of Deloitte & Touche.

          Exhibit 23.2 - Consent  of McGrath, North,  Mullin &  Kratz, P.C.
                         (included in Exhibit 5.1).

          Exhibit 23.3 - Consent  of Davis  Polk  &  Wardwell (included  in
                         Exhibit 8     and Exhibit 8.1     ).













          Exhibit 23.4 - Consent  of Dickinson,  Mackaman,  Tyler &  Hagen,
                         P.C. (included in Exhibit 5.2)

          Exhibit 24 -   Powers of Attorney.

          Exhibit 25.1 - Statement of Eligibility and Qualification of  the
                         Trustee under the Trust Indenture Act.

          Exhibit 25.2 - Statement of Eligibility and Qualification of  the
                         Trustee under the Trust Indenture Act.

               _______________

          Item 17. Undertakings.

               The undersigned registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)  To  remove  from  registration  by  means  of  a  post-
                    effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (e) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (f) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) of the Securities Act of 1933 shall be deemed to part of this Registration Statement as of the time it was declared effective.

               (g) That, (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and

                    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant, ConAgra, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 30th day of March, 1994.










                              CONAGRA, INC.

                                   /s/ Philip B. Fletcher
                              By:____________________________
                                 Philip B. Fletcher
                                 Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933 this Amendment to the Registration Statement has been signed below by the following persons in the capacities with ConAgra, Inc. indicated on the 30th day of March, 1994.


                      SIGNATURE                        TITLE

          /s/ Philip B. Fletcher
          __________________________________ Chief Executive Officer
                 Philip B. Fletcher

          /s/ Stephen L. Key
          __________________________________ Executive Vice President
                 Stephen L. Key              and Chief Financial Officer

          /s/ Dwight J. Goslee
          __________________________________ Vice President and Controller
                 Dwight J. Goslee            (Principal Accounting Officer)

               C. M. Harper*                           Director
               Robert A. Krane*                        Director
               Gerald Rauenhorst*                      Director
               Carl E. Reichardt*                      Director
               Ronald W. Roskens*                      Director
               Walter Scott, Jr.*                      Director
               William G. Stocks*                      Director
               Frederick B. Wells*                     Director
               Thomas R. Williams*                     Director
               Clayton K. Yeutter*                     Director

               *Philip B. Fletcher, by signing his name hereto, signs the Amendment to Registration Statement on behalf of each of the persons indicated. A Power-of-Attorney authorizing Philip B. Fletcher to sign this Amendment to Registration Statement on behalf of each of the indicated Directors of ConAgra, Inc. has been previously filed as Exhibit 24.

                                            /s/ Philip B. Fletcher
                                        By:________________________________
                                             Philip B. Fletcher
                                             Attorney-in-Fact

               Pursuant to the requirements of the Securities Act of 1933, ConAgra Capital, L.C. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Omaha and state of Nebraska, on the 30th day of March, 1994.









                                             ConAgra Capital L.C.

                                             CP Nebraska, Inc.,
                                             as Managing Member


                                               /s/ Steven L. Key
																								By:____________________________
                                                  Stephen L. Key
                                                  President and Chief
                                                  Executive Officer

                                             HW Nebraska, Inc.,
                                             as Managing Member

                                                 /s/ Steven L. Key
																								By:____________________________
                                                  Stephen L. Key
                                                  President and Chief
                                                  Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities with ConAgra Capital, L.C. and the Managing Members indicated and on the 30th day of March, 1994.

                      SIGNATURE                             TITLE

          /s/ Stephen L. Key
          __________________________________ President and Chief Executive
               Stephen L. Key                Officer of CP Nebraska, Inc.
                                             (Principal Executive Officer)
          /s/ James P. O'Donnell
          __________________________________ Vice President, Finance/
               James P. O'Donnell            Treasurer and Chief Financial
                                             Officer of CP Nebraska, Inc.
                                             (Principal Financial and
                                             Accounting Officer)
          /s/ Stephen L. Key
          __________________________________ President and Chief Executive
               Stephen L. Key                Officer of HW Nebraska, Inc.
                                             (Principal Executive Officer)
          /s/ James P. O'Donnell
          __________________________________ Vice President, Finance/
               James P. O'Donnell            Treasurer and Chief Financial
                                             Officer of HW Nebraska, Inc.
                                             (Principal Financial and
                                             Accounting Officer)


                                  INDEX OF EXHIBITS

          Number         Description                                 Page
          No.










          Exhibit 1.1 -  Form   of  Underwriting   Agreement
                         incorporated   by   reference    to
                         ConAgra's Registration Statement on
                         Form S-3 (33-55626).

          Exhibit 1.2 -  Form of U.S. Distribution Agreement
                         incorporated   by    reference   to
                         ConAgra's Registration Statement on
                         Form S-3 (33-55626).

          Exhibit 1.3 -  Form of Underwriting Agreement with
                         respect to the Preferred Securities.       *

          Exhibit 4.1 -  Indenture, dated  as of  October 8,
                         1990, between ConAgra and The Chase
                         Manhattan       Bank      (National
                         Association),  Trustee incorporated
                         by    reference     to    ConAgra's
                         Registration Statement on  Form S-3
                         (33-36967).

          Exhibit 4.2 -  Forms  of  Notes   incorporated  by
                         reference to ConAgra's Registration
                         Statement on Form S-3 (33-55626).

          Exhibit 4.4 -  Articles of Organization of ConAgra
                         Capital and Articles of Correction.        *

          Exhibit 4.5 -      Revised Form of      Operating
                         Agreement of ConAgra Capital ...........

          Exhibit 4.6 -       Revised  Form  of  Resolutions

                         Establishing the Preferred Securities ..

          Exhibit 4.7 -  Form  of  Indenture,  dated  as  of
                         March 10, 1994, between ConAgra and
                         First Trust National Association,
                         Trustee.                                  *

          Exhibit 4.8 -  Form    of    First    Supplemental
                         Indenture,  dated as  of March  __,
                         1994  to  the  Form  of  Indenture,
                         dated as of March 10, 1994, between
                         ConAgra and First Trust National
                         Association, Trustee ...................

          Exhibit 5.1 -  Opinion of McGrath, North, Mullin &
                         Kratz, P.C.                              *

          Exhibit 5.2 -  Opinion of Dickinson, Mackaman, Tyler &
                         Hagen, P.C.                              *

          Exhibit 8   -  Opinion of Davis Polk & Wardwell with
                         respect to certain tax matters           *

          Exhibit 8.1 -  Supplemental Opinion of  Davis Polk
                         & Wardwell with respect








                         to certain tax matters ....................

          Exhibit 10.1 - Revised Form of Payment and Guarantee
                         Agreement with respect to the Preferred
                         Securities.

          Exhibit 10.2 - Form of Agreement as to Expenses and
                         Liabilities with respect to the
                         Preferred Securities                    *

          Exhibit 12  -  Statement re: Computation  of Ratio
                         of  Earnings to  Fixed Charges  and
                         Preferred      Stock      Dividends
                         incorporated   by   reference    to
                         Exhibit  12  of   ConAgra's  Annual
                         Report on Form  10-K for the Fiscal
                         Year ended May 30, 1993 and Exhibit
                         A of ConAgra's  Quarterly Report on
                         Form  10-Q  for the  quarter  ended
                         November 28, 1993.

          Exhibit 23.1 - Consent of Deloitte & Touche            *

          Exhibit 23.2 - Consent of McGrath, North, Mullin &
                         Kratz,     P.C.    (included     in
                         Exhibit 5.1).

          Exhibit 23.3 - Consent  of Davis  Polk &  Wardwell
                         (included  in  Exhibit  8       and
                         Exhibit 8.1     ).

          Exhibit 23.4 - Consent of Dickinson, Mackaman, Tyler &
                         Hagen, P.C. (included in Exhibit 5.2)...

          Exhibit 24 -   Powers of Attorney                      *

          Exhibit 25.1 - Statement of Eligibility and
                         Qualification of the Trustee under
                         the Trust Indenture Act                 *

          Exhibit 25.2 - Statement of Eligibility and
                         Qualification of the Trustee under
                         the Trust Indenture Act                 *

               ____________________

               *    previously filed